EXHIBIT 10.1






                 AGREEMENT OF PURCHASE AND SALE

                    OF PARTNERSHIP INTERESTS

                               IN

                    EASTPOINT PARTNERS, L.P.,

                           dated as of

                         July 31, 1997,

                              among

                      SHOPCO ADVISORY CORP.

               EASTPOINT MALL LIMITED PARTNERSHIP

                               and

                       EASTERN AVENUE INC.



                       TABLE OF CONTENTS*

                                                                       Page
Article I           Definitions                                        1
Article II          Purchase and Sale                                  7
Article III         Closing                                            9
Article IV          Due Diligence Period and Second Notice Date        13
Article V           Representations and Warranties of Each Seller      19
Article VI          Representations and Warranties of Buyer            24
Article VII         Covenants of Buyer and Sellers                     26
Article VIII        Conditions to Closing                              36
Article IX          Survival; Indemnification                          40
Article X           Termination, Defaults and Remedies                 42
Article XI          Post-Closing Covenants and Adjustments             45
Article XII         Miscellaneous                                      47

                            Schedules

Schedule 5.04       Government Authorization; Consents
Schedule 5.06       Litigation
Schedule 5.11       Liabilities and Obligations
Schedule 5.14       Outstanding Commitments

                            Exhibits

Exhibit A           Description of Mall
Exhibit B           Form of Escrow Agreement
Exhibit C           Form of Assignment and Assumption of Owner
                    Partnership Interest
Exhibit D           Substance of Opinion of Sellers' Counsel
Exhibit E           Substance of Opinion of Buyer's Counsel
Exhibit F           Form of Release under Management Agreement
Exhibit G           Form of Release by Buyer, SFN and Owner
                    Partnership
Exhibit H           Permitted Encumbrances
Exhibit I           Form of Affidavit and Indemnity of Sellers
Exhibit J           Amendment to Eastpoint Partnership Agreement


    *  The Table of Contents is not a part of this Agreement.



                 AGREEMENT OF PURCHASE AND SALE


     This Agreement of Purchase and Sale (this "Agreement"), dated as of July 31, 1997, among Shopco Advisory Corp., a New York corporation (together with its permitted successors and assigns, the "Buyer"), and Eastpoint Mall Limited Partnership, a Delaware limited partnership ("Eastpoint"), and Eastern Avenue Inc., a Delaware corporation ("Eastern"; Eastpoint and Eastern being sometimes referred to herein individually as a "Seller" and collectively as the "Sellers").


                      W I T N E S S E T H:

     WHEREAS, Eastpoint is the managing general partner and Eastern is a general partner of Eastpoint Partners, L.P., a New York limited partnership (the "Owner Partnership"), which owns the entire fee interest in that certain parcel of improved real property known as Eastpoint Mall located in Baltimore County, Maryland (the foregoing property, as more particularly described in Exhibit A, and all improvements thereon owned by the Owner Partnership being hereinafter referred to as the "Mall"); and

     WHEREAS, Sellers are the owners of an aggregate of 91 percent of the partnership interests in the Owner Partnership (such Owner Partnership interests owned by Sellers being hereinafter referred to individually as an "Interest" and collectively as the "Interests"); and

     WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, the Interests, upon the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement, intending to be legally bound, hereby agree as follows:


                            ARTICLE I

                           DEFINITIONS


     1.01 Definitions. The following terms, as used in this Agreement, have the following meanings:

     "Acceptance Notice" shall have the meaning set forth in
Section 4.03(a).

     "Additional Rents" shall have the meaning set forth in
Section 11.02(a).

     "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person (other than any lender to such Person in its capacity as such).

     "Agreement" means this Agreement of Purchase and Sale.

     "Alternative Proposal" shall have the meaning set forth in
Section 7.06(a).

     "Anchor Tenant" means each of J.C. Penney, Inc.;
Schottenstein Stores Corporation (doing business as Value City);
Sears, Roebuck, and Co.; and Ames Department Stores, Inc.

     "Balance Sheets" shall have the meaning set forth in Section
5.10.

     "Basic Rents" shall have the meaning set forth in Section
11.02(a).

     "Business Day" means a day that is not a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required to be closed.

     "Buyer" shall have the meaning set forth in the introductory paragraph to this Agreement.

     "Closing" shall have the meaning set forth in Section 3.01.

     "Closing Date" means the date as of which the closing of the purchase and sale of the Interests occurs, as set forth in
Section 3.01.

     "Closing Deposit" means Four Hundred Thousand and no/100
Dollars ($400,000) payable in cash, to be delivered by Buyer pursuant to Section 2.02(a)(ii) and held in escrow in accordance with Article II.

     "Commitment(s)" shall have the meaning set forth in Section
4.01(a).

     "Commitment Notice" shall have the meaning set forth in
Section 4.02(b).

     "Contracts" shall have the meaning set forth in Section
5.14.

     "Conveyance Tax" shall have the meaning set forth in Section
9.05.

     "Defaulting Party" shall have the meaning set forth in
Section 10.02.

     "Due Diligence Period" means the period beginning on the date of this Agreement and expiring at 7:00 p.m. on July 31, 1997, unless such period is extended by mutual agreement of Buyer and Sellers.

     "Eastern" shall have the meaning set forth in the introductory paragraph to this Agreement.

     "Eastpoint" shall have the meaning set forth in the introductory paragraph to this Agreement.

     "Eastpoint Limited Partners" means the limited partners of Eastpoint.

     "Eastpoint Partnership Agreement" means that certain
Restated Agreement and Certificate of Limited Partnership of
Eastpoint, dated as of June 25, 1985, as amended in accordance with Exhibit J to this Agreement.

     "Eastpoint Special Meeting" shall have the meaning set forth in Section 7.07(a).

     "Environmental Problem" means any discharge, spillage, seepage or uncontrolled loss of any Hazardous Substances occurring after July 15, 1997 (the date of the environmental report obtained by Buyer's mortgage lender), and not caused by any act or omission (where such party has a duty to act) of Buyer, SFN or the Manager or any party within the control of Buyer, SFN or the Manager, that can or does subject the owner of the fee interest in the Mall to any environmental enforcement action by a Governmental Authority or any fines or penalties imposed by a Governmental Authority or any liability to one or more third parties, including, without limitation, employees.

     "Escrow Agent" means Chicago Title Insurance Company, in its capacity as escrow agent under the Escrow Agreement.

     "Escrow Agreement" means the Escrow Agreement among the Escrow Agent, Buyer and Sellers in the form of Exhibit B hereto.

     "Estoppel Certificate" shall have the meaning set forth in
Section 7.05.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Existing Deed of Trust" means that certain Amended and Restated Deed of Trust and Security Agreement between the Owner
Partnership and the Existing Lender, dated December 1, 1993, in the outstanding principal amount of $51,000,000.

     "Existing Lender" means CBA Conduit, Inc.

     "Existing Loan" means that certain indebtedness in the outstanding principal amount of $51,000,000, evidenced by that certain Amended and Restated Promissory Note, dated December 1, 1993, by and among the Owner Partnership and the Existing Lender and secured by the Existing Deed of Trust.

     "Extension Date" shall have the meaning set forth in Section
4.05(c).

     "Final Adjustment Date" shall have the meaning set forth in
Section 11.02(f).

     "Financial Statements" shall have the meaning set forth in
Section 5.10.

     "Governmental Authority" means any government, court, regulatory or administrative agency or commission or other governmental authority, agency, official or instrumentality, including any state, province, city, locality or other political subdivision thereof.

     "Hazardous Substances" means flammables, explosives, radioactive materials, asbestos, polychlorinated biphenyls, chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances, petroleum and petroleum products, and substances declared to be hazardous, explosive, flammable, infectious, radioactive, carcinogenic, mutagenic or toxic under any law or regulation now or hereafter enacted or promulgated by any Governmental Authority.

     "Indemnified Party" shall have the meaning set forth in
Section 9.04.

     "Indemnifying Party" shall have the meaning set forth in
Section 9.04.

     "Initial Deposit" means One Hundred Thousand and no/100
Dollars ($100,000), to be paid by Buyer upon execution of this Agreement and held in escrow pursuant to Article II.

     "Interest" or "Interests" shall have the meaning set forth in the recitals to this Agreement.

     "Interest Encumbrance" means the restrictions on the sale, assignment or other disposition of all or part of an Interest
(including any consents or approvals of transfers) required by
Section X of the Owner Partnership Agreement.

     "Leasing Costs" means any payments made by the Owner
Partnership and/or rent concessions granted by the Owner
Partnership pursuant to leases signed on or after June 1, 1997, but prior to the Closing Date, for (i) leasehold improvements and/or "free rent" for tenants at the Mall and/or (ii) brokerage commissions in connection with leases at the Mall.

     "Legal Counsel" shall have the meaning set forth in Section
7.06(b).

     "Lender Failure" shall have the meaning set forth in Section
4.02(c).

     "Lender Failure Notice" shall have the meaning set forth in
Section 4.02(c).

     "Lender Objection" shall have the meaning set forth in
Section 4.02(c).

     "Lender Objection Notice" shall have the meaning set forth in Section 4.02(c).

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     "Majority-in-Interest" means, as at any time, those Eastpoint Limited Partners having Percentage Interests in excess of 50 percent of the aggregate Percentage Interests of all the Eastpoint Limited Partners.

     "Mall" shall have the meaning set forth in the recitals to this Agreement.

     "Management Agreement" means that certain Real Estate
Management Agreement, dated as of March 24, 1993, between the Owner Partnership and Manager.

     "Manager" means Shopco Management Corp., a New York corporation, which is an Affiliate of Buyer and the managing and leasing agent for the Mall.

     "Material Concern" means a concern of Buyer relating to the Owner Partnership or the Mall arising out of Buyer's review of title and survey information, leases, as-built plans and specifications, engineering, soil and environmental reports, service contracts, books, financial and accounting records and other documents and materials pertaining to or affecting the Owner Partnership or the Mall, and the consequence of which could be materially adverse to the value, operations or financial or physical condition of the Mall; provided, however, that Buyer and Sellers acknowledge that Manager has been managing the Mall on behalf of the Owner Partnership or its predecessors since November 1985, and therefore, Buyer acknowledges and agrees that, notwithstanding the foregoing, a Material Concern shall not include, and in no event will Buyer object to, any matters relating to the Owner Partnership or the Mall of which Manager is aware or reasonably should be aware on the date of this Agreement.

     "1996 Financial Statements" shall have the meaning set forth in Section 5.10.

     "Notice of Material Concern" shall have the meaning set forth in Section 4.02(a).

     "Owner Partnership" shall have the meaning set forth in the recitals to this Agreement.

     "Owner Partnership Agreement" means that certain Amended and Restated Agreement of Limited Partnership of the Owner
Partnership, dated as of November 29, 1985.

     "Past Due Rent" shall have the meaning set forth in Section
11.02(d).

     "Percentage Interest" means, with respect to each Eastpoint Limited Partner, a percentage equal to 100 multiplied by a fraction, the numerator of which shall be the number of Units owned by such Eastpoint Limited Partner and the denominator of which shall be 4,575.

     "Percentage Rents" shall have the meaning set forth in
Section 11.02(b).

     "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Proxy Statement" shall have the meaning set forth in
Section 7.07(c).

     "Purchase Price" means the aggregate purchase price for the Interests as set forth in Section 2.02(a).

     "Repair and Replacement Costs" means any obligations incurred by the Owner Partnership between the date of this Agreement and the Closing Date for repairs or replacements at the Mall to the extent such repairs or replacements should be capitalized under generally accepted accounting principles.

     "SEC" means the United States Securities and Exchange
Commission.

     "Second Notice" shall have the meaning set forth in Section
4.05(a).

     "Second Notice Date" means September 1, 1997, unless such date is extended by mutual agreement of Buyer and Sellers.

     "Seller" or "Sellers" shall have the meaning set forth in the introductory paragraph of this Agreement.

     "SFN" means SFN Limited Partnership, a Maryland limited partnership, and a limited partner of the Owner Partnership.

     "Subordination Agreement" shall have the meaning set forth in Section 4.04(b).

     "Tax Authority" shall have the meaning set forth in Section
9.05.

     "Title Commitment" shall have the meaning set forth in
Section 7.14.

     "Unit" means one unit of limited partnership interest in Eastpoint.

                           ARTICLE II

                        PURCHASE AND SALE

     2.01 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, including, but not limited to, the consent of the Existing Lender described in Section 8.02(k), Sellers agree to sell to Buyer and Buyer agrees to purchase from Sellers, the Interests as set forth below:

                              Percentage ownership interest in Owner
          Seller              Partnership represented by Seller's Interest

          Eastpoint           90.9 percent

          Eastern             0.1 percent

          Total               91.0 percent

Upon written notice to Sellers at least 15 Business Days prior to the Closing Date, at the Closing Shopco Advisory Corp. may assign its rights and delegate its duties as Buyer under this Agreement to one or more assignee(s), each of which is an Affiliate of Shopco Advisory Corp. In such event, at the Closing such assignee(s) shall become liable for and assume, and at and after the Closing such assignee(s) shall perform (to the extent same are to be performed at or after the Closing, as the case may be), all the obligations, and shall be entitled to all of the rights, of Buyer under this Agreement, and Shopco Advisory Corp. shall be released from its obligations, and shall have no further rights, under this Agreement (but Shopco Advisory Corp. shall not be released from its obligations under any documents executed by Shopco Advisory Corp. on or as of the Closing Date).

     2.02 Purchase Price and Other Payments.

     (a) Buyer shall pay to Sellers an aggregate purchase price for the Interests (the "Purchase Price") of Twenty-Six Million Eight Hundred Fifty-One Thousand Eight Hundred and Twenty Five Dollars ($26,851,825), subject to the terms and conditions of this Agreement. The Purchase Price shall be paid as follows:

          (i) upon execution and delivery of this Agreement, Buyer shall deliver the Initial Deposit to Escrow Agent;

          (ii) by 5:00 p.m. on August 1, 1997, Buyer shall deliver or cause to be delivered the Closing Deposit to Escrow Agent; provided, that if a valid Notice of Material Concern and/or a valid Commitment Notice and/or a valid Lender Objection Notice and/or a valid Lender Failure Notice has been given and the matters described therein have not been resolved by mutual agreement of Sellers and Buyer on or prior to the expiration of the Due Diligence Period, and Buyer delivers, or is deemed to have delivered, to Sellers an Acceptance Notice in accordance with Section 4.03(a), then Buyer shall deliver or cause to be delivered the Closing Deposit to Escrow Agent by 5:00 p.m. on the date that is one Business Day after the date that Buyer delivers, or is deemed to have delivered, the Acceptance Notice; and

          (iii) on the Closing Date, Buyer shall deliver to Sellers the Purchase Price plus any cash amounts due to Sellers pursuant to Sections 3.04, 7.02(b) and 8.01(k), less:

               (w) the Initial Deposit and the Closing Deposit previously delivered to Escrow Agent;

               (x) 91 percent of any accrued but unpaid interest and all other amounts payable under the Existing Loan as of the Closing Date (other than principal and any prepayment penalties or premiums);

               (y) 91 percent of one-half of the mortgage tax, if any, paid by Buyer with respect to the principal amount of the mortgage(s) placed on the Mall by Buyer's lenders in excess of the principal amount of the Existing Loan; provided, that in no event shall the Purchase Price be reduced by more than $34,125 pursuant to this clause (y); and

               (z)  any credit to which Buyer is entitled
          pursuant to Sections 7.02(b), 8.01(i) and 8.01(k).

     (b) In addition to the Purchase Price, as a material part of the consideration for the Interests, at the Closing, Buyer shall pay to the Existing Lender any and all prepayment penalties or premiums on prepaid indebtedness under the Existing Loan.

     (c) In addition, at the Closing, Buyer and Sellers shall make the adjustments described in Section 11.02, and Buyer shall pay to Sellers, or Sellers shall pay to Buyer, as the case may be, the net adjustment determined pursuant to Section 11.02.

     2.03 Manner of Payment.

     (a) The Initial Deposit and the Closing Deposit shall be delivered in the manner and subject to the conditions set forth in Section 2.04.

     (b) Any amounts due to Sellers pursuant to Sections 2.02(a)(iii) and 2.02(c) shall be delivered by wire transfer of immediately available funds to the account or accounts of Sellers designated by Sellers to Buyer in writing not later than one Business Day prior to the Closing Date. If Buyer is entitled to the net adjustment under Section 2.02(c), Sellers or Buyer may elect to credit the same against the balance of the Purchase Price due at Closing.

     (c)  Any amount due to the Existing Lender pursuant to
Section 2.02(b) shall be paid in the manner set forth in the Existing Deed of Trust or such other manner as is acceptable to the Existing Lender and to Buyer, which method of payment shall be confirmed in writing to Sellers not later than two Business Days prior to the Closing Date.

     2.04 Escrow of Deposits. The Initial Deposit shall be delivered to Escrow Agent by wire transfer of immediately available funds and the Closing Deposit shall be delivered to Escrow Agent by wire transfer of immediately available funds or by check, and if paid by check, shall be subject to collection. If any such check is returned to Escrow Agent by reason of insufficient funds in the payor's account, Escrow Agent shall notify Buyer and Sellers in writing. If Buyer fails to provide good funds within one Business Day after receipt of such notice, such failure shall be a material default under this Agreement, and Sellers shall have the option of terminating this Agreement upon written notice to Buyer within ten days after the expiration of such one Business Day period, in which event Sellers shall be entitled to retain the Initial Deposit, together with all interest earned thereon, if any, as its sole remedy. Escrow Agent shall hold the Initial Deposit and the Closing Deposit in escrow in an interest bearing account pursuant to the terms of the Escrow Agreement (or as otherwise agreed in writing among Sellers, Buyer and Escrow Agent). Such account shall be opened using Eastern's federal taxpayer identification number. Any interest earned on such account shall be delivered to the party or parties entitled to the principal of the escrow account upon disbursement of the principal.

     2.05 Allocation of Purchase Price. Notwithstanding the relative Interests set forth in Section 2.01, the Purchase Price, and any other amounts payable to Sellers by or on behalf of Buyer pursuant hereto, shall be allocated and paid to Eastern and Eastpoint as designated in a written notice to Buyer from Eastern and Eastpoint at least five days prior to the Closing.

     2.06 Time is of the Essence. Time is of the essence of the obligations of the parties under Article IV of this Agreement and as further set forth in Sections 10.01(a) and 10.01(i).


                           ARTICLE III

                             CLOSING


     3.01 Closing. The closing of the purchase and sale of the Interests hereunder (the "Closing") shall take place at the offices of Kaye, Scholer, Fierman, Hays & Handler, LLP at 425 Park Avenue, New York, New York, at 10:00 a.m., on the second Business Day following the date on which all of the conditions set forth in Article VIII are first satisfied (the "Closing Date"), or at such other place, time or date as shall be agreed upon by Eastern and Buyer or at such place as designated by Buyer's lender in the Borough of Manhattan, New York, New York. At the Closing, the parties shall execute and deliver the documents referred to and take the actions described in this
Article III.

     3.02 Sellers' Deliveries at the Closing.  At the Closing,
Sellers shall deliver or cause to be delivered the following to
Buyer:

     (a) each Seller shall transfer, assign, convey and warrant the Interest owned by such Seller to Buyer, free and clear of all Liens, by delivery of an Assignment and Assumption of Owner Partnership Interest in the form of Exhibit C, and shall deliver to Buyer such instruments and other documents that represent or constitute the Interest to be transferred at the Closing, duly endorsed in blank for transfer;

     (b)  the closing certificate required by Section 8.01(c);

     (c) evidence of such Seller's existence and good standing as required by Section 8.01(d), a certificate that the Owner Partnership exists in the State of New York and a certificate that the Owner Partnership is registered to do business as a foreign limited partnership in good standing in the State of Maryland;

     (d)  the opinion of counsel to Sellers required by Section
8.01(e);

     (e) any consent, waiver or other document required by Sellers pursuant to Section 7.10;

     (f) an update of Schedule 5.14, it being acknowledged and agreed by Buyer that such update shall be prepared by Manager and reviewed by Sellers;

     (g) original files of the Owner Partnership pertaining to the Owner Partnership or the Mall, to the extent such files are not in the control of the Manager on the Closing Date; and

     (h) payments due to Buyer under Section 2.02(c), unless such amounts have been credited against the Purchase Price pursuant to Section 2.03(b).

     In addition, on the Closing Date:

     (x) Sellers shall cause the Owner Partnership to pay to Manager all fees due from the Owner Partnership to the Manager under the Management Agreement for the period through the Closing Date in accordance with the proration of such fees pursuant to
Section 11.02;

     (y)  Sellers shall deliver to Chicago Title Insurance
Company such evidence as such title company may reasonably request with respect to the authorization, execution and delivery by each Seller of the Assignment and Assumption of Owner
Partnership Interest referred to in Section 3.02(a); and

     (z)  Sellers shall deliver to Chicago Title Insurance
Company the Affidavit and Indemnity in the form of Exhibit I, duly executed by an officer of Eastern and by Sellers, as required.

     3.03 Buyer's Deliveries at the Closing.  At the Closing,
Buyer shall deliver or cause to be delivered the following to
Sellers:

     (a)  any amounts due to Sellers as set forth in Sections
2.02(a)(iii), 2.02(c) and 2.03;

     (b)  the closing certificate required by Section 8.02(c);

     (c) evidence of Buyer's existence and good standing as required by Section 8.02(d);

     (d)  the opinion of counsel to Buyer required by Section
8.02(e);

     (e) a release of Eastern and Eastpoint from all claims, liabilities and obligations under the Management Agreement, in the form of Exhibit F, duly executed by Manager;

     (f) evidence acceptable to Sellers that the Existing Loan has been prepaid in full or a release of Sellers from the Existing Lender in form reasonably acceptable to Sellers or other evidence reasonably acceptable to Sellers that Sellers have no continuing liabilities or obligations with respect to the Existing Loan;

     (g) any consent, waiver or other document required of Buyer or SFN pursuant to Section 7.10, duly executed by Buyer or SFN as the case may be;

     (h) the release described in Section 3.06, duly executed by Buyer, Buyer's permitted assignee(s) pursuant to Section 2.01, SFN and Owner Partnership;

     (i)  the Assignment and Assumption of Owner Partnership
Interest with respect to each Interest in the form of Exhibit C, duly executed by Buyer or, if this Agreement is assigned pursuant to Section 2.01, Buyer's assignee(s);

     (j) if Shopco Advisory Corp. elects to assign this Agreement to one or more assignee(s) pursuant to Section 2.01, an assignment and assumption agreement, in form reasonably acceptable to Sellers, pursuant to which Shopco Advisory Corp. assigns its rights and delegates it duties under this Agreement to such assignee(s), duly executed by Buyer and such assignee(s); and

     (k) an instrument (which may be an amendment or an amendment and restatement of the Owner Partnership Agreement) in which SFN, as the limited partner of the Owner Partnership, agrees that the Owner Partnership shall continue, notwithstanding the assignment of the Interests, and to appoint, effective as of the Closing Date, Shopco Advisory Corp. or its assignee(s) as the general partner(s) of the Owner Partnership in accordance with
Section 121-801(d) of the New York Uniform Limited Partnership
Act.

     3.04 Escrowed Funds under Existing Loan. Sellers shall be entitled to receive 91 percent of any and all amounts held in escrow by the Existing Lender under the Existing Deed of Trust or any of the other documents evidencing or securing the Existing Loan. Buyer and Sellers shall instruct the Existing Lender to return 91 percent of the escrowed funds directly to an account designated by Sellers on or prior to the Closing Date and nine percent of the escrowed funds directly to an account designated by SFN on or prior to the Closing Date. In the event that any party shall receive any funds payable to another party pursuant to this Section 3.04, such party shall hold such funds in trust for such other party and shall promptly transfer all such funds to such other party, in the form received, with any necessary endorsement. At Buyer's option, the funds payable to Sellers pursuant to this Section 3.04 shall be added to the Purchase Price and paid to Sellers by Buyer at the Closing.

     3.05 Additional Deliveries. The parties shall deliver such further documents, resolutions, certificates and instruments as any party or its counsel reasonably requests to facilitate the consummation of the transactions contemplated by this Agreement.

     3.06 Sellers Cease to be Partners of Owner Partnership. Effective at the Closing, Sellers shall cease to be partners of the Owner Partnership. As a material part of the consideration for the Interests, at the Closing Buyer shall, and shall cause SFN and the Owner Partnership to, execute and deliver to Sellers a release of each Seller in the form of Exhibit G, which release shall be effective immediately after the Closing.

     3.07 Escrow Arrangements. To facilitate the mortgage financing which Buyer plans to obtain in connection with the purchase of the Interests pursuant to this Agreement, Sellers agree to cooperate to effect the Closing (including, without limitation, the delivery of the Assignment and Assumption of Owner Partnership Interest, duly executed by Buyer (or its assignee) and the respective Seller and the delivery of the Purchase Price) pursuant to an escrow arrangement mutually acceptable to Buyer and Sellers.


                           ARTICLE IV

                      DUE DILIGENCE PERIOD
                               AND
                       SECOND NOTICE DATE


     4.01 Buyer's Due Diligence. From the date of this Agreement to the earlier to occur of (i) any termination of this Agreement or (ii) the expiration of the Due Diligence Period:

     (a) Buyer covenants and agrees to use its commercially reasonable efforts in good faith to obtain one or more commitment(s) for a mortgage loan or loans to refinance the Existing Loan and pay all or any portion of the Purchase Price (other than the Initial Deposit) and/or an unsecured loan for payment of the Closing Deposit and additional funds for which Buyer, in its sole discretion, determines financing is required (such commitment(s) being hereinafter referred to as the "Commitment(s)"); and

     (b) Buyer may inspect the Mall during normal business hours, review the Owner Partnership's books, records and general correspondence relating to the Mall or to the Owner Partnership (which review Eastern shall facilitate) and any other information made available to Buyer by Eastern; provided, however, that in carrying out any such inspection of the Mall, Buyer (a) shall obtain Eastern's prior written consent to perform physically invasive testing at the Mall (which consent shall not be unreasonably withheld or delayed) and (b) shall not unreasonably interfere with the rights of any tenant or other occupant of the Mall in violation of the lease or other agreement by which such tenant or occupant occupies space in the Mall. Buyer shall restore or shall cause the Mall to be restored to the condition existing prior to any tests or studies conducted or caused to be conducted by Buyer if any damage or change in condition of the Mall results from such tests or studies. Buyer agrees to indemnify the Owner Partnership, Eastern, Eastpoint and their respective partners, officers, directors, agents, representatives and employees against, and hold them harmless from, any claim, damage, liability or expense (including, but not limited to, reasonable attorneys' fees and disbursements) arising out of any inspection of the Mall conducted by Buyer, except to the extent any such claim, damage, liability or expense arises out of the gross negligence or willful misconduct of either Seller. Buyer's obligation to restore the Mall and the indemnity in the preceding sentence shall survive the termination of this Agreement, notwithstanding anything else to the contrary contained in this Agreement. In exercising Buyer's diligence, Buyer shall obtain a title insurance commitment for the Mall from a nationally recognized title insurance company. Sellers agree to pay for the cost of obtaining such title insurance commitment, but Buyer shall be solely responsible for payment of any title insurance premiums. In addition, Sellers agree to pay for the cost of obtaining a Phase I environmental site assessment from an environmental testing firm selected by Buyer and reasonably acceptable to Sellers. The Owner Partnership and Eastern shall be entitled to have a representative present during all inspections and testing of the Mall.

     4.02 Notice of Material Concern, Commitment Notice, Lender
Objection Notice or Lender Failure Notice.

     (a) If Buyer's diligence reveals any matter which constitutes a Material Concern, Buyer shall notify Sellers in writing on the earlier of the third Business Day after discovery of each such matter or the last day of the Due Diligence Period (such notice being hereinafter referred to as a "Notice of Material Concern"). If Buyer does not obtain a current or updated survey of the Mall during the Due Diligence Period, then in no event shall any title company's failure to delete survey-related exceptions be deemed to be a Material Concern. Buyer agrees to provide Sellers promptly upon request with copies of all reports, studies, memoranda and other information received by Buyer from parties other than Sellers or the Owner Partnership relating to the matter of Material Concern.

     (b) If Buyer, having used commercially reasonable efforts in good faith to obtain the Commitment(s), is, or determines in good faith that it will be, unable to obtain any one or more of such Commitment(s) on or prior to the expiration of the Due Diligence Period, Buyer shall notify Sellers in writing on the earlier of the third Business Day after such determination or the last day of the Due Diligence Period (such notice being hereinafter referred to as a "Commitment Notice").

      (c) If any lender which has agreed to provide a Commitment to Buyer (i) objects to any matter with respect to the Owner Partnership or the Mall (whether or not such objection is material) (a "Lender Objection") on or prior to the expiration of the Due Diligence Period, or (ii) fails to complete its due diligence review on or prior to the expiration of the Due Diligence Period (a "Lender Failure"), Buyer shall notify Sellers in writing in the case of a Lender Objection, on the earlier of the third Business Day after Buyer becomes aware of such Lender Objection or on the last day of the Due Diligence Period (such notice being hereinafter referred to as a "Lender Objection Notice"), or in the case of a Lender Failure, on the last day of the Due Diligence Period (such notice being hereinafter referred to as a "Lender Failure Notice").

     4.3  Procedures at Expiration of Due Diligence Period.

     (a) If Sellers receive a valid Notice of Material Concern and/or a valid Commitment Notice and/or a valid Lender Objection Notice and/or a valid Lender Failure Notice prior to the expiration of the Due Diligence Period, and Sellers and Buyer are unable to agree on a resolution of such matter(s) on or before the expiration of the Due Diligence Period, then Buyer shall have the option, by written notice given to the Sellers on or before 7:00 p.m. on the date that is three Business Days after the expiration of the Due Diligence Period, to either (i) terminate this Agreement, in which event Buyer shall be entitled to the return of the Initial Deposit, together with all interest earned thereon, if any, and neither party shall have any further obligation or recourse to the other under this Agreement, or (ii) accept all Material Concern(s) described in any Notice of Material Concern and waive Buyer's right to terminate this Agreement due to the failure to obtain one or more Commitment(s) as described in any Commitment Notice and all Lender Objection(s) described in any Lender Objection Notice and any Lender Failure described in any Lender Failure Notice, in each case without any reduction of the Purchase Price or any credit or allowance against the same (such notice containing such acceptance and waivers being referred to herein as an "Acceptance Notice"); provided, that if Sellers do not receive either the termination notice described in clause (i) or the Acceptance Notice by 7:00 p.m. on the date that is three Business Days after the expiration of the Due Diligence Period, Buyer shall be deemed to have delivered an Acceptance Notice to Sellers on such date.

     (b) If prior to 7:00 p.m. on the date the Due Diligence Period expires, either (i) no valid Notice of Material Concern, no valid Commitment Notice, no valid Lender Objection Notice and no valid Lender Failure Notice have been given, or a valid Notice of Material Concern and/or a valid Commitment Notice and/or valid Lender Objection Notice and/or valid Lender Failure Notice has been given and the matters described therein have been resolved by mutual agreement of Sellers and Buyer, or (ii) a valid Notice of Material Concern and/or a valid Commitment Notice and/or a valid Lender Objection Notice and/or a valid Lender Failure Notice has been given and the matters described therein have not been resolved by mutual agreement of Sellers and Buyer, but prior to 7:00 p.m. on the date which is three Business Days after the expiration of the Due Diligence Period, Buyer shall have given, or is deemed to have given, Sellers an Acceptance Notice pursuant to Section 4.03(a), then, in the case of clause (i) above, on the first Business Day after the expiration of the Due Diligence Period, and in the case of clause (ii) above, on the first Business Day after the date that Buyer has given or is deemed to have given such Acceptance Notice:

          (1)  Buyer shall deliver to Escrow Agent the Closing
     Deposit in accordance with Sections 2.02(a)(ii) and 2.04;

          (2) the Initial Deposit and the Closing Deposit shall become non-refundable, except in the following cases (in each such case, Escrow Agent shall promptly return the Initial Deposit and the Closing Deposit, together with all interest thereon, if any, to Buyer pursuant to the terms of the Escrow Agreement):

               (A) in the event Buyer terminates this Agreement pursuant to Section 4.03(a)(i) or 4.05(a)(x) or Seller terminates this Agreement pursuant to Section 4.05(c) or 4.05(d);

               (B) in the event of a termination by Sellers pursuant to Section 7.06, Sections 7.07(b) or (f) or
          Section 10.01(d);

               (C) in the event of the failure of a condition set forth in Section 8.01, which condition is not waived by Buyer, or the failure of a condition set forth in Section 8.02(g), which condition is not waived by Sellers, or the failure of the condition set forth in Section 8.02(h) or Section 8.02(k) if, in the case of Section 8.02(k), Sellers determine the consent referred to in Section 8.02(k) is necessary to avoid a default under the Existing Loan;

               (D)  in the event of a termination of this
          Agreement by either Seller pursuant to Section 10.01(a) if either Seller is not ready, willing and able to close at the time it elects to terminate;

               (E)  in the event of a termination of this
          Agreement by Buyer pursuant to Section 10.01(a) if Buyer is ready, willing and able to close at the time it elects to terminate;

               (F)  in the event of a termination of this
          Agreement pursuant to Sections 10.01(b), (c), (d), (e),
          (f), (h), (i), (j) or (k); or

               (G)  in the event of a termination of this
          Agreement by Buyer pursuant to Section 7.14;

          provided, however, that the Initial Deposit and the Closing Deposit shall remain nonrefundable if this Agreement is terminated by Sellers pursuant to Section 7.07(f) or Section 10.01(d) if the condition set forth in Section 8.01(j) arises out of any default by Buyer under, or breach by Buyer of a representation, warranty or covenant of, this Agreement; and provided further that the foregoing provisions in this clause (2) are not intended, and shall not be interpreted, to limit Sellers' rights and remedies under Section 10.02 in the event of any default by Buyer under, or breach by Buyer of a representation, warranty or covenant of, this Agreement; and

          (3) Buyer's right to terminate this Agreement as a result of a matter of Material Concern and/or Buyer's inability to obtain one or more Commitment(s) and/or a Lender Objection and/or a Lender Failure shall be deemed waived. The foregoing waiver shall not limit Buyer's right to terminate this Agreement for any other reason to the extent Buyer is expressly granted such right under any other provision of this Agreement.

     4.04 Period Prior to the Second Notice Date.

     (a) From the date of this Agreement until any termination of this Agreement, Eastpoint, as managing general partner of the Owner Partnership, agrees that Buyer may communicate with the Existing Lender in connection with Buyer's contemplated refinancing of the Existing Loan, including negotiating the amount of any prepayment penalties or premiums and the Existing Lender's agreement to assign its mortgage to Buyer's mortgage lender in connection with a prepayment of the Existing Loan; provided, that the foregoing shall not preclude Sellers from separately discussing such refinancing, including the amount of any prepayment penalties or premiums and/or the assignment of the Existing Lender's mortgage to Buyer's mortgage lender in connection with the prepayment of the Existing Loan, with the Existing Lender. Buyer shall keep Sellers reasonably informed of the results of its discussions with the Existing Lender. If on or prior to August 15, 1997, the Existing Lender has not agreed to prepayment on terms acceptable to Buyer, Buyer shall provide Sellers written notice thereof.

     (b) Promptly after the date of this Agreement, Eastern shall direct the Manager to request from the Anchor Tenants and from such other tenants of the Mall as Buyer's mortgage lender shall request, the execution by such tenants of a subordination, non-disturbance and attornment agreement in the form approved by Buyer's mortgage lender or, solely in the case where a tenant's lease requires such tenant to provide the landlord's lender with a subordination agreement without receiving a non-disturbance and attornment agreement from such lender, a subordination agreement in the form approved by Buyer's mortgage lender (either such agreement, a "Subordination Agreement") . Buyer shall cause the Manager to use good faith, diligent efforts to obtain a Subordination Agreement from such tenants of the Mall as Buyer's mortgage lender requests, as provided in the preceding sentence; provided, however, that nothing contained herein shall require the Manager, Buyer or Sellers to pay money to any tenant, commence litigation, threaten litigation or otherwise adversely affect relations with tenants. Buyer shall cause the Manager to promptly provide Sellers and Buyer with a copy of all Subordination Agreements received by the Manager and to promptly notify them of any tenant that refuses to deliver a Subordination Agreement and the reason for such refusal, if known. Upon the request of either Seller from time to time, Buyer shall provide, or shall cause the Manager to provide, Sellers with a status report listing those tenants that have provided Subordination Agreements and those tenants that have not yet provided Subordination Agreements.

     (c) Notwithstanding anything in Sections 4.01, 4.02 or 4.03 to the contrary, Buyer shall have the right, at its sole expense, to conduct environmental testing of the Mall through the Second Notice Date, provided that such testing shall be subject to the terms and conditions set forth in Section 4.01(b) (without reference to the expiration of the Due Diligence Period).

     4.05 Procedures on the Second Notice Date.

     (a) If, prior to 7:00 p.m. on the Second Notice Date, (i) the Existing Lender has not agreed to prepayment of the Existing Loan on terms acceptable to Buyer or to assign its mortgage to Buyer's mortgage lender in connection with such prepayment or to deliver, upon prepayment of the Existing Loan, the release required by Section 3.03(f), or (ii) any tenant at the Mall which has been requested to execute a Subordination Agreement with Buyer's mortgage lender pursuant to Section 4.04(b) has not executed such Subordination Agreement and Buyer has not obtained such mortgage lender's waiver of such requirement, or (iii) Buyer's mortgage lender or the lender who funded the Closing Deposit, in their sole discretion, object to the results of any environmental testing under Section 4.04(c), then Buyer shall advise Sellers by written notice given to Sellers on or before 7:00 p.m. on the Second Notice Date (such notice, the "Second Notice"), and then Buyer shall have the option, by written notice given to Sellers on or before 7:00 p.m. on the date that is three Business Days after the Second Notice Date, to either (x) terminate this Agreement, in which event Buyer shall be entitled to the return of the Initial Deposit and the Closing Deposit, together with all interest earned thereon, if any, and neither party shall have any further obligation or recourse to the other under this Agreement, or (y) waive the right to terminate this Agreement due to such conditions; provided, that if Sellers do not receive either the termination notice described in clause (x) of this Section 4.05(a) or the notice described in clause (y) of this Section 4.05(a) by 7:00 p.m. on the date is three Business Days after the Second Notice Date, Buyer shall be deemed to have waived its right to terminate this Agreement as a result of any matter referred to in clauses (i), (ii) or (iii) of this Section 4.05(a).

     (b) If Sellers do not receive the Second Notice by 7:00 p.m. on the Second Notice Date, then as of such time Buyer's right to terminate this Agreement as a result of any matter referred to in clauses (a)(i), (ii) or (iii) of this Section 4.05 shall be deemed waived.

     (c) If, prior to 7:00 p.m. on the Second Notice Date, the Existing Lender has not yet provided the consent referred to in
Section 8.02(k), then, in addition to the rights of Buyer pursuant to Section 4.05(a), as its sole remedy for the failure of the condition set forth in Section 8.02(k) to have been satisfied, either Seller shall have the option, by written notice given to Buyer on or before 7:00 p.m. on the date that is three Business Days after the Second Notice Date, to either (x) terminate this Agreement, in which event Buyer shall be entitled to the return of the Initial Deposit and the Closing Deposit, together with all interest earned thereon, if any, and neither party shall have any further obligation or recourse to the other under this Agreement, or (y) extend the date by which such consent of the Existing Lender must be obtained to a Business Day no later than September 15, 1997 (the "Extension Date"); provided, that if Buyer does not receive either the termination notice described in clause (x) of this Section 4.05(c) or the extension notice described in clause (y) of this Section 4.05(c) by 7:00 p.m. on the date is three Business Days after the Second Notice Date, Sellers shall be deemed to have extended the date by which such consent of the Existing Lender must be obtained to September 15, 1997. In the event Sellers provide the extension notice described in clause (y) of this Section 4.05(c), such notice shall extend the date by which the Existing Lender must provide the consent referred to in Section 8.02(k) to the Extension Date.

     (d) If, prior to 7:00 p.m. on the Extension Date, the Existing Lender has not provided the consent referred to in
Section 8.02(k), then Sellers shall so advise Buyer in writing and Sellers may elect in such notice to Buyer to terminate this Agreement on the Extension Date, in which event Buyer shall be entitled to the return of the Initial Deposit and the Closing Deposit, together with all interest earned thereon, if any, and neither party shall have any further obligation or recourse to the other under this Agreement.

     (e) Buyer and Sellers acknowledge and agree that the lender that funded the Closing Deposit may provide notices under this
Section 4.05 directly to Sellers pursuant to the requirements of
Section 12.01. Buyer hereby authorizes Sellers, and Sellers hereby agree, to accept such notices from such lender under this
Section 4.05 as if given by Buyer.


                            ARTICLE V

          REPRESENTATIONS AND WARRANTIES OF EACH SELLER


     Each Seller hereby severally and not jointly represents and warrants to Buyer as to such Seller and the Owner Partnership, as of the date hereof, as follows; provided, however, that Sellers shall not be liable to Buyer for representations or warranties regarding any matters pertaining to the Mall of which Manager is aware or reasonably should be aware on the date of this
Agreement:

     5.01 Corporate Existence or Partnership Constitution.

     (a) Eastern is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

     (b) Eastpoint is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Eastern is the sole general partner of Eastpoint.

     5.02 Valid Agreement. This Agreement has been, and all other agreements and instruments to be executed and delivered in connection herewith by such Seller have been or will be as of the Closing Date, duly executed and delivered by such Seller. This Agreement is the valid and binding agreement of such Seller, and such other agreements and instruments are or when so executed and delivered will be, enforceable against such Seller in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except as enforceability may be subject to general principles of equity, whether such principles are applied in a proceeding at law or in equity.

     5.03 Authorization.

     (a) The execution, delivery and performance by Eastern of this Agreement and the consummation by Eastern of the transactions contemplated hereby are within Eastern's corporate powers and authority and have been duly authorized by all necessary corporate action on the part of Eastern.

     (b) The execution and delivery of this Agreement by Eastpoint are within the powers and authority of Eastpoint and, subject to the approval of this Agreement and the transactions contemplated hereby by a Majority-in-Interest of the Eastpoint Limited Partners in accordance with the Eastpoint Partnership Agreement, the performance by Eastpoint of this Agreement and the consummation by Eastpoint of the transactions contemplated hereby are within the powers of Eastpoint and have been duly authorized by all necessary action of Eastern, in its capacity as Eastpoint's general partner, and the Eastpoint Limited Partners.

     5.04 Governmental Authorization; Consents. Except as set forth on Schedule 5.04, the execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority on or prior to the date hereof; and no consent, approval, waiver or other action by any Person (other than any Governmental Authority) under any contract, agreement, indenture, lease, instrument or other document to which such Seller is a party or by which such Seller is bound is required for the execution, delivery and performance by such Seller of this Agreement or for the consummation by such Seller of the transactions contemplated hereby, except for (a) the consents, waivers, documents and instruments required with respect to such Seller's Interest Encumbrance, (b) in the case of Eastpoint, the approval required under the Eastpoint Partnership Agreement of a Majority-in-Interest of the Eastpoint Limited Partners and (c) the consent of the Existing Lender described in Section 8.02(k).

     5.05 Non-Contravention. The execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) subject to receipt by Sellers of the consents, waivers, documents and interests required with respect to the Interest Encumbrances, contravene or conflict with the Owner Partnership Agreement; in the case of Eastern, contravene or conflict with the certificate of incorporation or bylaws of Eastern; in the case of Eastpoint, subject to the approval of this Agreement and the transactions contemplated hereby by a Majority-in-Interest of the Eastpoint Limited Partners, contravene or conflict with the Eastpoint Partnership Agreement; (ii) contravene or conflict with or constitute a violation of any provision of any existing law, or material regulation, judgment, injunction, order or decree binding upon or applicable to such Seller or the Owner Partnership; (iii) subject to receipt by such Seller of the consents, waivers, documents and interests required with respect to such Seller's Interest Encumbrance and subject to receipt by Sellers of the consent of the Existing Lender described in
Section 8.02(k), constitute a breach or default under or give rise to any right of termination, cancellation or acceleration of any material right or obligation of such Seller or the Owner Partnership under the Owner Partnership Agreement or any other material agreement, contract or other instrument binding upon such Seller or the Owner Partnership or under any material license, sublicense, franchise, permit or other similar authorization held by such Seller or the Owner Partnership; or
(iv) result in the creation or imposition of any Lien on the Interest of such Seller or on the Mall.

     5.06 Litigation. Except as set forth on Schedule 5.06, there is no action, suit, investigation or proceeding pending or, to the best of such Seller's knowledge, threatened against or affecting such Seller, such Seller's property, the Owner Partnership or the Mall before any arbitrator or Governmental Authority which in any manner involves the Interest of such Seller or draws into question the validity of this Agreement, such Interest or any other document to be delivered by such Seller pursuant to this Agreement or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby or which, if adversely determined, would materially affect the ability of such Seller to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

     5.07 Bankruptcy. No bankruptcy, insolvency, reorganization, arrangement or similar action involving such Seller or the Owner Partnership, whether voluntary or involuntary, is pending or threatened, and neither such Seller nor the Owner Partnership has any intention of filing any such action or proceeding.

     5.08 Title. Such Seller has full right, title and interest in and to the Interest listed in Section 2.01 adjacent to such Seller's name, free and clear of any Lien other than the Interest Encumbrances. Upon the payment and receipt by Sellers of the Purchase Price at the Closing, and receipt by such Seller of any necessary consent, waiver or other document requested pursuant to
Section 7.10, such Seller will transfer and deliver to Buyer valid title to, and all of such Seller's right, title and interest in and to, such Seller's Interest, free and clear of any Lien. There are no outstanding subscriptions, options, warrants, calls or other commitments or agreements to which the Owner Partnership or such Seller is a party, or pursuant to which the Owner Partnership or such Seller is or may be or become bound, requiring the issuance of any additional interests in the Owner Partnership.

     5.09 Owner Partnership Organization and Structure. The Owner Partnership is a limited partnership duly formed and validly existing under the laws of the State of New York. Upon the Owner Partnership's filing of the appropriate Maryland personal property tax returns for any period for which such returns were required to be filed prior to the Closing, either the Owner Partnership will be, or Sellers will, at or prior to the Closing, take such actions as are necessary to reinstitute the Owner Partnership as, a duly registered foreign limited partnership in good standing in the State of Maryland. The Owner Partnership has all power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted. The Owner Partnership has no employees.

     5.10 Financial Statements. The Sellers have previously furnished to the Buyer Eastpoint's audited consolidated financial statements for the year ended December 31, 1996 (the "1996 Financial Statements") and Eastpoint's unaudited consolidated financial statements as of March 31, 1997 (together with the 1996 Financial Statements, the "Financial Statements"; the balance sheets included among the Financial Statements are collectively referred to herein as the "Balance Sheets"). The 1996 Financial Statements are audited, have been prepared in accordance with generally accepted accounting principles consistently applied and were prepared from the books and records of the Owner Partnership, which books and records are complete and correct in all material respects and accurately reflect all transactions of the Owner Partnership. The Financial Statements fairly present the financial position of the Owner Partnership as of the dates thereof and the results of the Owner Partnership's operations for the periods ended on the dates thereof. Since the date of the most recent of the Balance Sheets, (a) there has been no change in the assets, liabilities or financial condition of the Owner Partnership from that reflected in the Balance Sheets, except for changes in the ordinary course of business consistent with past practice and which have not been, in the aggregate, materially adverse, and (b) none of the business prospects, financial condition, operations, property or affairs of the Owner Partnership has been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against.

     5.11 Absence of Undisclosed Liabilities. Except as set forth on Schedule 5.11 or in the Financial Statements, as of the date of this Agreement there is no material liability or obligation of any kind, whether accrued, absolute, contingent or otherwise, and whether liquidated or unliquidated, of the Owner Partnership, other than liabilities incurred in the ordinary course of the Owner Partnership's business and other than the Owner Partnership's liability with respect to the Maryland personal property tax described in Section 5.17.

     5.12 Assets of the Owner Partnership. Except for the Mall and the assets of the Owner Partnership incidental to the operation of the Mall as reflected in the Financial Statements, and except for the revenues of the Owner Partnership held by the Owner Partnership pending distribution to its partners, the Owner Partnership has no assets.

     5.13 Existing Loan. The Existing Lender has not declared a default under the Existing Deed of Trust or the Existing Loan and, subject to the consent of the Existing Lender as described in Section 8.02(k), to the knowledge of Sellers, no condition exists that, with notice or lapse of time or both, would constitute a default by the Owner Partnership under the Existing Deed of Trust or the Existing Loan. On the date of this Agreement, the outstanding principal amount under the Existing Loan is $51,000,000.

     5.14 Outstanding Commitments. Schedule 5.14 sets forth a list of all existing material contracts, agreements, leases, commitments, licenses and franchises and, to the best of such Seller's knowledge, all other contracts, agreements, leases, commitments, licenses and franchises not terminable by the Owner Partnership on 30 days notice without premium or penalty (collectively, the "Contracts"), whether written or oral, to which the Owner Partnership is party or is bound, it being acknowledged and agreed by Buyer that such Schedule 5.14 has been prepared by Manager and reviewed by Sellers. Sellers have delivered or made available (or prior to the expiration of the Due Diligence Period shall deliver or make available) to the Buyer true, correct and complete copies of all written Contracts. To the knowledge of such Seller, all of the Contracts are in full force and effect, none of the Contracts has been terminated prior to the expiration of its stated term and no notice has been given by any party thereto of any alleged default thereunder by any party thereto.

     5.15 Eastpoint. As of the date of this Agreement, there are 4,575 Units outstanding. Eastpoint has no employees.

     5.16 Agreements to Acquire Property of the Owner Partnership. Other than this Agreement, neither the Owner Partnership nor such Seller has entered into any agreement whereby any person has any rights to acquire any property of the Owner Partnership, including, without limitation, the Mall, or any portion thereof.

     5.17 Taxes. Except with respect to the filing of the appropriate Maryland personal property tax returns for any period for which such returns were required to be filed prior to the Closing , and payment of the personal property taxes then due in respect thereof, no taxes that have been assessed or claimed against the Owner Partnership and which are currently due and payable are unpaid, and the Owner Partnership has filed with the appropriate federal, state and local governmental agencies all tax and other returns and reports required to be filed by it, to the extent due, and has paid all taxes shown thereon required to be paid, except for such taxes as are being contested in good faith by appropriate proceedings. Sellers agree to cause the Owner Partnership to pay the Maryland personal property tax described in the preceding sentence prior to the Closing Date. Buyer shall cause Manager to advise Sellers regarding the calculation and amount of such unpaid Maryland personal property taxes pursuant to its obligations under the Management Agreement.

     5.18 Condemnation, Public Improvements, Zoning. To such Seller's knowledge, the Owner Partnership has received no written notice (i) of any pending condemnation or public improvements to the Mall or (ii) that the Mall is in violation of any present zoning laws or regulations, other than violations which have been remedied as of the date hereof.

     5.19 Solvency. Such Seller is not insolvent on the date of this Agreement, and such Seller will not be rendered insolvent by any of the transactions contemplated by this Agreement. In addition, immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (i) such Seller will be able to pay its debts generally as they become due, (ii) such Seller shall not have unreasonably small capital and such Seller will have sufficient capital with which to conduct its present and proposed business, (iii) in the case of Eastpoint, Eastpoint will have sufficient cash and assets with which to pay its creditors in full in connection with Eastpoint's contemplated plan of dissolution and (iv) taking into account all pending and threatened litigation against such Seller, final judgments against such Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, such Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of such Seller. The cash available to such Seller, after taking into account all other anticipated uses of the cash of such Seller, will be sufficient to pay all such judgments promptly in accordance with their terms. As used in this Section 5.19, the term "insolvent" means, for any entity, that the sum of the present fair saleable value of its assets does not and will not exceed its debts and other probable liabilities and the term "debts" includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, disputed or undisputed or secured or unsecured.

     5.20 Proxy Statement. The Proxy Statement and each amendment or supplement thereto (except for information provided by Buyer expressly for inclusion therein, as to which such Seller makes no representation or warranty) at the time it is filed with the SEC, at the time of mailing thereof and at the time of the Eastpoint Special Meeting, and all information provided by Sellers to the SEC in response to comments or requests for supplemental information from the staff of the SEC and any other report filed by Eastpoint with the SEC pursuant to the Exchange Act, which other report incorporates information provided by Buyer or relates to or describes the transaction contemplated hereby (in each case, except for information provided by Buyer expressly for inclusion therein, as to which such Seller makes no representation or warranty), will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     5.21 Disclaimer of Warranties; Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement or any document related hereto, except as otherwise specifically provided in this Section 5.21 and elsewhere in this Agreement to the contrary, Buyer and Sellers acknowledge that Manager has acted as the manager of the Mall since November 1985, and as a result is familiar with the condition and operations of the Mall; and that, except as otherwise expressly provided herein, Sellers make no representations or warranties, express or implied, as to fitness, habitability, use, merchantability, quality of construction, workmanship, status of leases, rental income, expenses or otherwise with respect to the condition or operations of the Mall, it being understood and agreed by Buyer that, except as expressly provided in this Agreement, the condition and operations of the Mall shall be "AS IS, WHERE IS" on the Closing Date. Buyer represents and warrants to Sellers that Buyer is entering into this Agreement and shall purchase the Interests (subject to the terms hereof) solely on the basis of Buyer's own independent investigations without relying on any statement, information or projection made or furnished by Sellers, their partners, officers, directors, agents, representatives, employees or contractors, except for the representations and warranties expressly made herein by Sellers, and in no event shall any Seller be liable to Buyer for any consequential, indirect or punitive damages related thereto.


                           ARTICLE VI

             REPRESENTATIONS AND WARRANTIES OF BUYER


     Buyer hereby represents and warrants to Sellers, as of the date hereof, that:

     6.01 Constitution. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York.

     6.02 Valid Agreement. This Agreement has been, and all other agreements and instruments to be executed and delivered in connection herewith by Buyer have been or will be as of the Closing Date, duly executed and delivered by Buyer. This Agreement is the valid and binding agreement of Buyer, and such other agreements and instruments are or when so executed and delivered will be, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except as enforceability may be subject to general principles of equity, whether such principles are applied in a proceeding at law or in equity.

     6.03 Authorization. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby are within the powers and authority of Buyer and have been duly authorized by all necessary corporate action of Buyer.

     6.04 Governmental Authorization; Consents. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority on or prior to the date hereof. No consent, approval, waiver or other action by any Person (other than any Governmental Authority) under any contract, agreement, indenture, lease, instrument or other document to which Buyer is a party or by which Buyer is bound is required for the execution, delivery and performance by Buyer of this Agreement or for the consummation by Buyer of the transactions contemplated hereby.

     6.05 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with the certificate of incorporation or by-laws of Buyer; (ii) contravene or conflict with or constitute a violation of any provision of any existing law, or material regulation, judgment, injunction, order or decree binding upon or applicable to Buyer; (iii) constitute a breach or default under or give rise to any right of termination, cancellation or acceleration of any material right or obligation of Buyer under any material agreement, contract or other instrument binding upon Buyer or under any material license, sublicense, franchise, permit or other similar authorization held by Buyer; or (iv) result in the creation or imposition of any Lien on any material asset of Buyer.

     6.06 Litigation. There is no action, suit, investigation or proceeding pending or threatened against or affecting Buyer or Buyer's property before any arbitrator or Governmental Authority which in any manner draws into question the validity of this Agreement or any other document to be delivered by Buyer pursuant to this Agreement or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby or which, if adversely determined, would materially affect the ability of Buyer to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

     6.07 Bankruptcy. No bankruptcy, insolvency, reorganization, arrangement or similar action involving Buyer, whether voluntary or involuntary, is pending or threatened, and Buyer has no intention of filing any such action or proceeding.

     6.08 Purchase for Investment. Buyer is purchasing the Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.

     6.09 Proxy Statement. The information provided by Buyer for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time such Proxy Statement, amendment or supplement is filed with the SEC, at the time of mailing thereof and at the time of the Eastpoint Special Meeting, and all information provided by Buyer in response to comments or requests for supplemental information from the staff of the SEC, and all information provided by Buyer pursuant to Section 7.09, will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.


                           ARTICLE VII

                 COVENANTS OF BUYER AND SELLERS


     Buyer and Sellers each covenant and agree as follows:

     7.01 Best Efforts Cooperation.

     (a) Buyer shall use its commercially reasonable efforts in good faith to perform and fulfill, and to cause Manager and SFN to perform and fulfill, all conditions and obligations to be fulfilled or performed by them under this Agreement and in connection with the transactions contemplated hereby, including, but not limited to, Buyer's covenant set forth in Section 4.01(a), to the end that the transactions contemplated hereby will be fully and timely consummated.

     (b) Each Seller shall use its commercially reasonable efforts in good faith to perform and fulfill, and to cause the Owner Partnership to perform and fulfill, all conditions and obligations to be fulfilled or performed by them under this Agreement and in connection with the transactions contemplated hereby, to the end that the transactions contemplated hereby will be fully and timely consummated.

     7.02 Operation of the Mall. Between the date of this Agreement and the Closing Date, unless this Agreement is terminated as provided hereunder:

     (a) Buyer shall cause, and Sellers shall permit, Manager to continue to operate the Mall in the ordinary course consistent with prior practice, within the scope of the budget previously approved by Eastern and, except as set forth in this Agreement, in accordance with the terms and conditions of the Management Agreement. Notwithstanding any provision in the Management Agreement to the contrary, between the date of this Agreement and the Closing Date, Buyer shall ensure that the Manager does not, without the written consent of Sellers or the Owner Partnership, which consent shall not be unreasonably withheld or delayed, incur any expense with respect to the Mall, other than any expense within the scope of the budget previously approved by Eastern.

     (b) all Leasing Costs shall be amortized over the term of the lease which gives rise to the respective Leasing Costs, and all Repair and Replacement Costs shall be amortized over the useful life of the respective repair or replacement as reasonably estimated by the Owner Partnership's accountants. On the Closing Date, 91 percent of the unamortized portion of any Leasing Costs and Repair and Replacement Costs paid by the Owner Partnership and existing as of the Closing Date shall be added to the Purchase Price and 91 percent of the amortized portion, if unpaid by the Owner Partnership, shall be subtracted from the Purchase Price.

     7.03 Conduct of the Owner Partnership. Between the date of this Agreement and the Closing Date, unless this Agreement is terminated as provided hereunder, Sellers shall not, and Sellers shall ensure that the Owner Partnership does not, independent of the Manager's operation of the Mall in the ordinary course, and without the consent of Buyer:
     (a) incur any material liabilities or obligations on behalf of the Owner Partnership;

     (b) sell or transfer any of the material assets or property, tangible or intangible, of the Owner Partnership; provided, however, that the foregoing shall not be interpreted to prevent the Owner Partnership from (i) making regular quarterly distributions to its partners or (ii) distributing to Sellers and SFN any and all available cash and cash reserves of the Owner Partnership on or prior to the Closing Date, it being acknowledged and agreed by Buyer that Sellers intend to cause the Owner Partnership to distribute to Sellers and SFN all available cash and cash reserves of the Owner Partnership on or prior to the Closing Date;

     (c) sell, assign, voluntarily encumber, grant a security interest in or enter into any license with respect to any of the assets or properties, tangible or intangible, of the Owner
Partnership; or

     (d) modify, alter, amend or terminate any lease for premises at or service contracts with respect to the Mall or enter into any new lease for premises at or service contracts with respect to the Mall.

     7.04 Existing Deed of Trust and Existing Loan. Between the date of this Agreement and the Closing Date, unless this Agreement is terminated as provided hereunder, Sellers shall not, without the written consent of Buyer, modify, alter or amend the terms of the Existing Deed of Trust or any of the other documents evidencing or securing the Existing Loan, and Sellers shall not make any voluntary payment of principal of the Existing Loan.

     7.05 Estoppel Certificates. If this Agreement has not been terminated as of the date that is three Business Days after the Second Notice Date, then promptly thereafter, or on such earlier or later date as the parties shall agree (giving consideration to the requirements of Buyer's mortgage lender as to the timeliness of the information provided therein), Eastern shall direct the Manager to request estoppel certificates (the "Estoppel Certificates") from all tenants of the Mall, in each case in the form approved by Buyer's mortgage lender. Buyer shall cause the Manager to use good faith, diligent efforts to obtain Estoppel Certificates from all tenants of the Mall as provided in the preceding sentence; provided, however, that nothing contained herein shall require the Manager, Buyer or Sellers to pay money to any tenant, commence litigation, threaten litigation or otherwise adversely affect relations with tenants. Buyer shall cause the Manager to promptly provide Sellers and Buyer with a copy of all Estoppel Certificates received by the Manager and to notify them of any tenant that refuses to deliver an Estoppel Certificate and the reason for such refusal, if known. Upon the request of either Seller from time to time, Buyer shall provide, or shall cause the Manager to provide, Sellers with a status report listing those tenants that have provided Estoppel Certificates and those tenants that have not yet provided Estoppel Certificates. Nothing contained in this Section is intended to change the percentage of Estoppel Certificates required to be delivered under Section 8.01(g).

     7.06 Alternative Proposals.

     (a) Unless and until this Agreement shall have been terminated, Sellers hereby covenant and agree that prior to the Closing Date, Sellers shall not, and shall not permit the Owner Partnership, nor shall Sellers authorize any officer, director, partner, employee, investment banker, attorney or other advisor or representative of any Seller or the Owner Partnership to, directly or indirectly, solicit, initiate or knowingly encourage the submission of any proposal to acquire the capital stock of Eastern or the Units or all or any portion of the general partnership interest in Eastpoint or all or any portion of the fee interest in the Mall or a leasehold interest in all or substantially all of the Mall or all or any portion of the Interests (an "Alternative Proposal").

     (b) Notwithstanding any provision of this Agreement to the contrary: (i) Sellers may participate in discussions or negotiations with, and may furnish information to, any third party which (without any solicitation, initiation or encouragement in violation of Section 7.06(a)) seeks to engage in such discussions or negotiations or requests such information, if Eastern, in its capacity as the general partner of Eastpoint, determines in its sole discretion, based on the advice of counsel selected by Eastern in its sole discretion ("Legal Counsel"), that failing to engage in such discussions or negotiations or to provide such information might reasonably be expected to violate the fiduciary duties of Eastern, in its capacity as the general partner of Eastpoint, to the Eastpoint Limited Partners; and (ii) Eastern may take and disclose to the Eastpoint Limited Partners a position as contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any tender offer and make such disclosure to the Eastpoint Limited Partners as may be required under applicable law.

     (c) Notwithstanding any provision of this Agreement to the contrary, Eastern shall be permitted from time to time to take the following actions in the circumstances described below:

          (i)  to withdraw or modify its approval or
     recommendation of this Agreement or the transactions contemplated hereby in a manner adverse to Buyer;

          (ii) to approve or recommend or enter into an agreement with respect to an Alternative Proposal;

          (iii) to terminate this Agreement; and/or

          (iv) to make disclosures under the Exchange Act and other applicable securities laws and to take such other actions as Eastern deems necessary or appropriate,

if, in each case: (A) an Alternative Proposal is commenced, publicly proposed, publicly disclosed or otherwise communicated to Eastern, in its capacity as general partner of Eastpoint, and
(B) Eastern, in its capacity as general partner of Eastpoint, determines in its sole discretion, based on the advice of Legal Counsel, that failure to take such action might reasonably be expected to violate the fiduciary duties of Eastern, in its capacity as general partner of Eastpoint, to the Eastpoint Limited Partners. No such action by Eastern shall constitute a breach of this Agreement by any Seller.

     (d) Unless Eastern, in its capacity as general partner of Eastpoint, determines in its sole discretion, based on the advice of Legal Counsel, that doing so might reasonably be expected to violate the fiduciary duties of Eastern, in its capacity as general partner of Eastpoint, to the Eastpoint Limited Partners, Eastpoint shall promptly advise Buyer of any inquiries or proposals it receives relating to an Alternative Proposal. Buyer agrees to maintain any information it receives with respect to any Alternative Proposal in confidence and shall not disclose such information to or discuss such information with any third party, except (i) to the extent Buyer is legally required to disclose such information; provided, that if Buyer determines that it is legally required to disclose such information to any third party, Buyer shall, unless prohibited by law, provide Sellers with prompt written notice prior to any disclosure of such information so that Sellers may seek a protective order or interpose an objection with respect to the disclosure thereof; and (ii) Buyer may disclose such information to its counsel, subject to such counsel's agreement to maintain such information in confidence and not to disclose such information to or discuss such information with any third party except as provided in clause (i) (and Buyer shall be liable for any breach of such agreement by its counsel).

     7.07 Special Meeting of Eastpoint Limited Partners and Proxy
Statement. After the expiration of the Due Diligence Period and the satisfaction of the condition set forth in Section
8.02(g)(i), unless this Agreement shall have been terminated, and further subject to paragraph (f) of this Section 7.07:

     (a) Eastern, in its capacity as the general partner of Eastpoint, shall take all action necessary in accordance with applicable law and the Eastpoint Partnership Agreement to convene a special meeting of the Eastpoint Limited Partners as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (the "Eastpoint Special Meeting").

     (b) Eastern, in its capacity as the general partner of Eastpoint, shall recommend that the Eastpoint Limited Partners approve this Agreement and the transactions contemplated hereby and shall use its reasonable efforts to obtain such approval, including, without limitation, by timely mailing the proxy statement described below to the Eastpoint Limited Partners; provided, however, that nothing contained in this Section 7.07 or any other provision of this Agreement shall prohibit Eastern from failing to (i) convene the Eastpoint Special Meeting, (ii) make such recommendation or (iii) use its reasonable efforts to obtain such approval, if Eastern, in its capacity as the general partner of Eastpoint, has determined in its sole discretion, after consultation with and based upon the advice of Legal Counsel, that convening the Eastpoint Special Meeting, making such recommendation or using its reasonable efforts to obtain such approval might reasonably be expected to violate the fiduciary duties of Eastern, in its capacity as the general partner of Eastpoint, to the Eastpoint Limited Partners. Notwithstanding any provision of this Agreement to the contrary, in the event Eastern, in its capacity as the general partner of Eastpoint, at any time makes the determination described in the immediately preceding sentence, Eastern shall be permitted (i) to withdraw or modify its approval or recommendation of this Agreement or the transactions contemplated hereby in a manner adverse to Buyer or
(ii) to terminate this Agreement. No such action by Eastern shall constitute a breach of this Agreement by any Seller.

     (c) Eastern shall promptly prepare and file with the SEC a proxy statement pursuant to Section 14 of the Exchange Act with respect to the Eastpoint Special Meeting in connection with the approval of this Agreement and the transactions contemplated hereby (the "Proxy Statement"). Eastern will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act. Buyer will be given an opportunity prior to filing with the SEC, and prior to mailing in connection with the Eastpoint Special Meeting, to review and comment on those sections of the Proxy Statement and any amendments or supplements thereto that describe Buyer or any of its Affiliates or otherwise contain information provided by Buyer. Eastern will notify Buyer of the receipt of the comments of the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information from the SEC or members of its staff, to the extent the same relate to Buyer or require additional information from Buyer, and Buyer will cooperate diligently with Eastern in responding in a timely manner to all such comments or requests from the SEC or members of its staff. Eastern will give Buyer notice (i) at least three Business Days prior to the date Eastern intends to file the preliminary Proxy Statement with the SEC and (ii) at least two Business Days prior to the date Eastern intends to file with the SEC any amendment or supplement to the Proxy Statement and the final Proxy Statement or mail the Proxy Statement in connection with the Eastpoint Special Meeting so that Buyer can confirm that the information provided by Buyer and contained therein has not become false or misleading; provided, that Buyer will cooperate reasonably diligently to provide Sellers with any information necessary to correct any statement provided by Buyer in the Proxy Statement, any amendment of or supplement to the Proxy Statement or the final Proxy Statement that has become false or misleading, or to notify Sellers that no such information is necessary, in either case to permit Sellers to file any such amendment or supplement or the final Proxy Statement with the SEC or to mail the Proxy Statement as soon as possible after such notice is given to Buyer and in any case before the expiration of the second Business Day after such notice is given to Buyer.

     (d) Buyer shall promptly furnish all information necessary for the preparation and filing of the Proxy Statement, in accordance with the Exchange Act, about itself, its Affiliates (including, but not limited to, Manager and SFN) and its and their businesses and operations and all necessary financial information as Eastern or its counsel may reasonably request, if available without unreasonable effort or expense, including, but not limited to, any information required to respond to comments or requests for supplemental information from the staff of the SEC. Buyer shall promptly furnish Eastern with any information necessary to correct any statement provided by Buyer in the Proxy Statement, in any amendment of or supplement to the Proxy Statement, in responses to comments or requests for supplemental information from the staff of the SEC or in any filing pursuant to Section 7.09, that has become false or misleading.

     (e) In the event that the Eastpoint Limited Partners do not approve this Agreement or the transactions contemplated hereby, the failure to obtain such approval shall not be a default by any Seller under this Agreement if Eastern has complied with the foregoing provisions of this Section 7.07. Notwithstanding the recommendation of approval by Eastern, Eastern shall be entitled to disclose to the Eastpoint Limited Partners all effects on the Eastpoint Limited Partners of, all risks of and all alternatives to this Agreement and the transactions contemplated hereby. Nothing in this Agreement shall prohibit or prevent accurate disclosure by Eastern or Eastpoint required in any SEC document, the Proxy Statement or any other filing under the Exchange Act or other applicable law with respect to this Agreement, the transactions contemplated hereby or any other matter.

     (f) Notwithstanding anything to the contrary set forth herein, in no event shall Eastern or Eastpoint have any obligation or be required to take any action under this Section, or if Eastern or Eastpoint have initiated such action, to continue any such action, if:

          (i)  any of the conditions set forth in Sections
     8.01(h), (i), (j) or (n) (without regard to any reference to the Closing Date in such Sections) is unsatisfied at such time and is continuing, or

          (ii) at such time a Lien (except a Lien created by the act or omission (where such party has a duty to act) of either Seller or the Owner Partnership) that is not a Permitted Encumbrance encumbers the fee interest in the Mall, which Lien Sellers cannot remove by the payment of a liquidated sum in the amount of $100,000 or less, unless Buyer has expressly irrevocably waived such condition in writing. In the event Buyer refuses to waive such condition within ten Business Days of a request for such waiver, Eastern shall be permitted to terminate this Agreement. No failure to take any action or suspension of any action by Eastern or Eastpoint, and no such termination by Eastern, pursuant to this paragraph (f) shall constitute a breach of this Agreement by any Seller.

     7.08 Publicity; Confidentiality.

     (a) Buyer and Sellers shall consult with each other before issuing any press release or public statement with respect to this Agreement or any transactions contemplated hereby (other than the Proxy Statement) and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Buyer, Eastern (in its capacity as general partner of Eastpoint) or Eastpoint may, without the prior written consent of Eastern (in the case of Buyer) or Buyer (in the case of either Seller), issue such press release or make such public statement (i) as may be legally necessary for securities filings, (ii) as required by law or (iii) if it has used its reasonable efforts to consult with the other party and to obtain the other party's consent but has been unable to do so in a timely manner.

     (b) Except with regard to any press release issued or public statements made pursuant to this Section 7.08, Buyer and Sellers shall keep confidential all negotiations and terms regarding this Agreement and the transaction contemplated hereby, except as legally necessary for securities filings or as otherwise required by law, and reporting, legal, accounting and financing purposes. Buyer acknowledges and agrees that any information or data it acquires from Sellers or the Owner Partnership (including, but not limited to, any and all information or data received pursuant to Article IV), except for information or data in the public domain (other than as a result of a breach by Buyer or any of the parties identified in the next succeeding sentence of an obligation of confidentiality), shall be received and held in confidence. Buyer shall, and shall cause its Affiliates (including, but not limited to, Manager and SFN) and Buyer's and its Affiliates' partners, officers, directors, employees, representatives, agents, consultants and advisors to,
(i) hold in confidence and not disclose to any third party any such information or data (except as required by law or in connection with the enforcement of this Agreement), (ii) not misuse in any way any such information or data and (iii) not use any such information or data to the detriment of Sellers or the Owner Partnership or for the benefit of any third party. Buyer shall provide Sellers with prompt written notice prior to any disclosure required by law pursuant to the preceding sentence (unless such written notice is prohibited by such law) so that Sellers may seek a protective order or interpose an objection with respect to the disclosure thereof. In the event this Agreement is terminated prior to Closing, Buyer agrees to return to Sellers all original information and documents provided to Buyer by Sellers or the Owner Partnership under this Agreement and any copies thereof made by Buyer, together with a copy of the title insurance commitment obtained pursuant to Section 4.01(b). Buyer and Sellers agree that Buyer's confidentiality obligation with respect to information provided by Sellers regarding the Mall or the Owner Partnership shall expire immediately after the Closing. Notwithstanding anything to the contrary set forth in this Agreement, in the event of Buyer's default under or breach of this Section 7.08 or Section 7.06(d), Sellers shall be entitled to seek and obtain money damages from the Buyer, and shall further be entitled to seek and obtain an injunction or injunctions to prevent breaches of such Sections and/or to compel specific performance of such Sections, and in addition, to obtain from Buyer court costs and reasonable attorneys' fees incurred by Sellers in the pursuit of their remedies hereunder. The rights and obligations of the parties under this Section 7.08 and
Section 7.06(d) shall survive termination of this Agreement.

     7.09 Regulatory Filings. Buyer and Sellers shall use all reasonable efforts to cooperate with one another in:

          (i) determining the filings which are required to be made prior to Closing with, and which consents, approvals, permits or authorizations are required to be obtained prior to Closing from, Governmental Authorities and any third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

          (ii) timely making all such filings and timely seeking and obtaining all such consents, approvals, permits or authorizations; and

          (iii) providing all information necessary for the preparation and filing by Eastern, in its capacity as general partner of Eastpoint, and Eastpoint of any reports which may be required by the Exchange Act, except that Buyer shall only be required to provide information regarding itself, any Affiliates (including, but not limited to, Manager and SFN) and its and their businesses and operations, together with all necessary financial information with respect to the foregoing.

     7.10 Interest Encumbrances. Sellers and Buyer shall, and Buyer shall cause SFN, to execute and deliver at Closing such consents, waivers, documents and instruments as Sellers or their counsel reasonably request to satisfy any Interest Encumbrance.

     7.11 Equity Interests in Eastpoint. Between the date of this Agreement and the Closing Date, unless this Agreement is terminated as provided hereunder, Eastpoint shall not issue any Units or other equity interests in Eastpoint.

     7.12 Further Assurances. Each Seller and Buyer agree and each Seller, prior to Closing, and Buyer, after the Closing, agree to cause the Owner Partnership, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions and provide such other information as may be necessary or desirable in order to consummate or implement expeditiously this Agreement and the transactions contemplated hereby. The provisions of this Section 7.12 shall survive the Closing.

     7.13 Certain Termination Payments.

     (a) If this Agreement is terminated pursuant to Section 10.01(i), Sellers shall promptly reimburse Buyer (i) the costs actually incurred by Buyer in connection with this Agreement for title examination, survey update, environmental and engineering examination of the Mall and consultants and advisors (including, without limitation, reasonable accountants' and attorneys' fees and expenses), (ii) the expenses of Buyer's lenders which Buyer has actually paid in connection with this Agreement either prior to or within 60 days after the date this Agreement is terminated, and (iii) one-half of any non-refundable fees Buyer has paid for loan commitments obtained in connection with this Agreement, which payment obligation shall survive termination of this Agreement.

     (b)  If any of the following shall occur:

          (i) this Agreement is terminated pursuant to Section 10.01(h) or Section 7.07(b) and, in the case of Section 7.07(b), after the date of this Agreement but prior to or at the Eastpoint Special Meeting, either Seller shall have furnished information to, or entered into discussions or negotiations with, any Person with respect to an Alternative Proposal and Eastern, in its capacity as the general partner of Eastpoint, shall not have reaffirmed its favorable recommendation to the Eastpoint Limited Partners of the transaction contemplated by this Agreement; or

          (ii) this Agreement is terminated pursuant to Section
     7.06(c); or

          (iii) this Agreement is terminated by Sellers or Buyer pursuant to Section 10.01(a) and at the time a party elects to so terminate both (A) Buyer is ready, willing and able to close and (B) either Seller is not ready, willing and able to close; or

          (iv) this Agreement is terminated pursuant to Section
     10.01(j);

          (v)  this Agreement is terminated by Buyer pursuant to
     Section 10.01(e) if the order, decree, judgment or action referred to in Section 10.01(e) arises as a result of a default by either Seller under, or a breach by either Seller of a representation, warranty or covenant of, this Agreement (which default or breach is not caused by any act or omission (where such party has a duty to act) of Manager or Buyer or as a result of any information provided to Sellers by Manager or Buyer);

then, in any such case described in clause (i), (ii), (iii), (iv) or (v) of this Section 7.13, Sellers shall promptly reimburse Buyer (x) the costs actually incurred by Buyer in connection with this Agreement for title examination, survey update, environmental and engineering examination of the Mall and consultants and advisors (including, without limitation, reasonable accountants' and attorneys' fees and expenses), (y) the expenses of Buyer's lenders which Buyer has actually paid in connection with this Agreement either prior to or within 60 days after the date this Agreement is terminated and (z) any non-refundable fees Buyer has paid for loan commitments obtained in connection with this Agreement, which payment obligation shall survive termination of this Agreement.

     7.14 Permitted Encumbrances. Buyer has obtained from Chicago Title Insurance Company a commitment, dated June 12, 1997, Commitment No. 4597-40012 (the "Title Commitment"), to issue an owner's policy of title insurance at Closing with respect to the fee interest in the Mall, subject to no exceptions except as shown in Schedule B-Section 2 to the Title Commitment (such exceptions are hereinafter referred to collectively as the "Permitted Encumbrances"). A copy of Schedule B-Section 2 of the Title Commitment is attached to this Agreement as Exhibit H. If, as of the Closing Date, the Owner Partnership shall not own the fee interest in the Mall free and clear of all Liens except the Permitted Encumbrances, Buyer shall have the option, as its sole remedy, of either (a) terminating this Agreement, in which event the Escrow Agent shall return the Initial Deposit and the Closing Deposit, together with interest thereon, if any, to Buyer, and Sellers shall reimburse Buyer for Buyer's net cost of title examination, whereupon neither party shall have any further rights or obligations under this Agreement, or (b) accepting such title as the Owner Partnership shall then have, without any reduction of the Purchase Price or any credit or allowance against the same; provided, that Buyer shall not have the option to terminate this Agreement with respect to any encumbrance which is of record as of the date of the Title Commitment and which is not shown on Schedule B-Section 2 of the Title Commitment (except for any encumbrance arising out of or in connection with the litigation filed by Harbor City Contractors, Inc. against the Owner Partnership, filed on January 23, 1996. From and after the date of this Agreement, Buyer agrees to, and shall cause Manager to, provide Sellers with prompt written notice of any matter of which Buyer or Manager becomes aware which constitutes an encumbrance or other interest giving rise to Buyer's option to terminate this Agreement under this Section 7.14. If on or prior to the Closing Date Buyer provides Sellers with written notice of an encumbrance or other interest giving rise to Buyer's option to terminate this Agreement under this Section 7.14, Sellers shall have the option, but shall not have any obligation, to extend the Closing Date to the earlier of (x) 45 days after the Closing Date or (y) the date as of which Buyer's loan commitment from its mortgage lender expires, as the same may be extended without cost to Buyer and without any rise in the interest rate, which extension Buyer agrees to seek diligently to obtain at Sellers' request, in either case to provide Sellers with the opportunity to cure any such defect. The term "net cost of title examination" shall mean the expense actually incurred by Buyer for (i) the amount, if any, charged by Chicago Title Insurance Company for the examination of title without the issuance of a policy and (ii) updating the survey of the Mall.

                          ARTICLE VIII

                      CONDITIONS TO CLOSING


     8.01 Conditions to Obligation of Buyer. The obligation of Buyer to pay the Purchase Price on the Closing Date in accordance with this Agreement and to consummate the other transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions, each of which may be waived by Buyer in its sole discretion:

     (a) All the terms, agreements and conditions of this Agreement to be complied with, performed or fulfilled by Sellers at or prior to the Closing shall have been complied with, performed and fulfilled in all material respects.

     (b) The representations and warranties of Sellers contained in Article V and Section 12.11 shall be true and correct in all material respects at the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent any of such representations and warranties specifically relate to an earlier date.

     (c) Each Seller shall have furnished a certificate of an authorized signatory to evidence compliance with the conditions set forth in Sections 8.01(a) and (b) and certifying the names and true signatures of the officers or authorized signatories of such Seller authorized to sign the documents to which such Seller is a party.

     (d) Buyer shall have received all documents Buyer may reasonably request relating to the existence and good standing of Sellers in the State of Delaware and the authority of Sellers for this Agreement, all in form and substance reasonably satisfactory to Buyer.

     (e) Buyer shall have received the opinion of Sellers' counsel dated as of the Closing Date with respect to the matters set forth in Exhibit D.

     (f) Sellers and Owner Partnership shall have delivered all of the certificates, documents and instruments required by this Agreement.

     (g)  Manager shall have furnished Estoppel Certificates from
(i) all tenants of the Mall leasing premises over 10,000 square feet, and (ii) tenants of the Mall leasing at least 75 percent of the remaining leaseable area of the Mall; provided, that if Manager, despite its good faith, diligent efforts, is unable to obtain the Estoppel Certificates required under clauses (i) and
(ii) immediately preceding, then Sellers may, at their option, offer to provide Buyer with indemnities or other forms of assurance that will provide Buyer the substantial equivalent of the missing Estoppel Certificate(s). The parties will negotiate diligently and in good faith to resolve any disagreement over what constitutes the "substantial equivalent" of the missing Estoppel Certificate(s); provided, that Sellers acknowledge that Buyer will not be obligated to accept any such "substantial equivalent" if Buyer's mortgage lender does not agree to accept such "substantial equivalent."

     (h) After the date of this Agreement and prior to the Closing Date, no petition seeking an order for relief shall have been filed by or against any Anchor Tenant under the Federal
Bankruptcy Code.

     (i) After the date of this Agreement and prior to the Closing Date, no casualty damage which, in the reasonable estimation of a licensed architect or engineer selected by Eastern and reasonably acceptable to Buyer (the reasonable fees and expenses of whom shall be borne one-half by Buyer and one-half by Sellers), would cost in excess of $500,000 to repair shall have occurred with respect to the Mall. If any casualty determined in accordance with the preceding sentence to cost $500,000 or less to repair occurs with respect to the Mall and if, prior to the Closing, the Mall is not repaired to substantially the same condition as prior to the occurrence of such casualty, then this Agreement shall not be affected thereby and there shall be no change in the Purchase Price. If the Owner Partnership has collected, prior to the Closing, any casualty insurance proceeds with respect to such casualty to the Mall, Buyer shall receive a credit against the Purchase Price at the Closing in the amount of 91 percent of the amount of such casualty insurance proceeds, net of any amounts spent for interim protection, repair and restoration. If any casualty determined in accordance with the first sentence of this subsection (i) to cost more than $500,000 to repair occurs with respect to the Mall and Buyer elects to waive such condition, then Buyer shall receive a credit against the Purchase Price at Closing as described in the preceding sentence.

     (j) As of the Closing Date, no provision of any applicable law or regulation shall prohibit the consummation of the Closing or the transactions contemplated by this Agreement, and no action, suit, investigation or proceeding brought by any Person or Governmental Authority shall be pending or, to the knowledge of the parties to this Agreement, threatened, before any Governmental Authority to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect, of this Agreement or the consummation of the transactions contemplated hereby. No order, decree or judgment of any Governmental Authority shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement. No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting Sellers shall be pending, and Sellers shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.

     (k) On the Closing Date, the outstanding principal balance of the Existing Loan shall be $51,000,000 or (i) if it is more than $51,000,000, at the Closing Sellers shall credit against the Purchase Price 91 percent of the excess, if any, of the outstanding principal amount of the Existing Loan on the Closing Date over $51,000,000, and Buyer shall be responsible for the remaining nine percent of such excess, if any, or (ii) if it is less than $51,000,000 as the result of an application of casualty or condemnation proceeds or other funds held by the Existing Lender (other than a payment by or on behalf of the Owner Partnership) to principal under the terms of the Existing Deed of Trust or any other agreements related to the Existing Loan, Buyer shall pay to Sellers 91 percent of the excess, if any, of $51,000,000 over the outstanding principal amount of the Existing Loan on the Closing Date.

     (l) At Closing, Buyer shall have received a payoff statement from the Existing Lender or other evidence reasonably satisfactory to Buyer with respect to the amounts due under or with respect to the Existing Loan.

     (m) On the Closing Date, the Owner Partnership shall be the owner of the Mall free and clear of all Liens except the Permitted Encumbrances.

     (n) On the Closing Date, no Environmental Problem shall exist.

     (o) On or prior to the Closing Date, sellers shall have resolved that certain litigation filed on January 23, 1996 by Harbor City Contractors, Inc. against the Owner Partnership in a manner that is reasonably acceptable to Buyer.

     8.02 Conditions to Obligation of Each Seller. The obligation of each Seller to transfer the Interest of such Seller to Buyer and to consummate the other transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions, each of which may be waived by such Seller in its sole discretion:

     (a) All the terms, agreements and conditions of this Agreement to be complied with or performed of fulfilled by Buyer at or prior to the Closing shall have been complied with, performed and fulfilled in all material respects.

     (b) The representations and warranties of Buyer contained in Article VI and Section 12.11 shall be true and correct in all material respects at the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent any of such representations and warranties specifically relate to an earlier date.

     (c) Buyer shall have furnished to each Seller a certificate of an authorized signatory to evidence compliance with the conditions set forth in Sections 8.02(a) and (b) and certifying the names and true signatures of the officers or authorized signatories of Buyer authorized to sign the documents to which Buyer is a party.

     (d) Each Seller shall have received all documents such Seller may reasonably request relating to the existence and good standing of Buyer in the State of New York and the authority of Buyer for this Agreement, all in form and substance reasonably satisfactory to such Seller.

     (e) Each Seller shall have received the opinion of Buyer's counsel dated as of the Closing Date with respect to the matters set forth in Exhibit E.

     (f) Buyer, SFN and Manager shall have delivered all of the certificates, documents and instruments required by this Agreement.

     (g) A favorable opinion of Cushman & Wakefield, in form acceptable to Sellers in their sole discretion, as to the fairness to the Eastpoint Limited Partners, from a financial point of view, of the transaction being entered into by Eastpoint pursuant hereto, together with an agreement to deliver the same opinion on the Closing Date, shall have been delivered to Sellers by July 31, 1997, and (ii) if such opinion is obtained pursuant to clause (i) above, an update of such opinion shall have been delivered to Sellers on the date of the final Proxy Statement distributed to the Eastpoint Limited Partners.

     (h)  A Majority-in-Interest of the Eastpoint Limited
Partners shall have duly approved this Agreement and the transactions contemplated hereby in accordance with the Eastpoint
Partnership Agreement, it being acknowledged and agreed by Buyer that this Agreement and consummation of the transactions contemplated hereby is subject in all respects to obtaining such approval.

     (i) As of the Closing Date, no provision of any applicable law or regulation shall prohibit the consummation of the Closing and the transactions contemplated by this Agreement, and no action, suit, investigation or proceeding brought by any Person or Governmental Authority shall be pending or, to the knowledge of the parties to this Agreement, threatened, before any Governmental Authority to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of, this Agreement or the consummation of the transactions contemplated hereby. No order, decree or judgment of any Governmental Authority shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement.

     (j) No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting Buyer shall be pending, and Buyer shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.

     (k) The Existing Lender shall have consented to the transfer of the Interests pursuant to this Agreement in accordance with the terms of the Existing Deed of Trust (which consent may be conditioned on the prepayment of the Existing
Loan), it being acknowledged and agreed by Buyer that, notwithstanding anything to the contrary set forth in this Agreement, the agreement of Sellers to transfer the Interests to Buyer and the actual transfer of the Interests by Sellers to Buyer is subject in all respects to obtaining such consent; provided, however, that the lack of such consent shall in no event affect the other provisions of this Agreement. The parties acknowledge that such consent may be unnecessary in the event the Existing Loan has been prepaid and the Owner Partnership's obligations under the Existing Deed of Trust have been satisfied prior to or upon the transfer of the Interests. If the condition set forth in this Section 8.02(k) is not satisfied on or prior to the Second Notice Date (as extended pursuant to Section 4.05(c)), Sellers sole rights shall be as set forth in Sections 4.05(c) and 4.05(d).


                           ARTICLE IX

                    SURVIVAL; INDEMNIFICATION

     9.01 Survival. All representations and warranties in this Agreement, or in any instrument or document furnished in connection with this Agreement or the transactions contemplated hereby, shall survive the Closing for a period of 60 days, except as otherwise provided below. All such representations and warranties and any right to assert a claim for indemnification under Section 9.02 or Section 9.03 shall expire on the sixtieth day after the Closing Date, except that (a) claims, if any, asserted in writing prior to such sixtieth day and identified as a claim for indemnification pursuant to this Article IX shall survive until finally resolved and satisfied in full, and (b) claims, if any, which are based upon fraud by the Sellers or Buyer shall survive for the full period of the applicable statute of limitations, and until finally resolved and satisfied in full. All covenants and agreements contained herein shall survive until fully performed in accordance with their terms.

     9.02 Indemnification by the Sellers. The Sellers hereby agree, severally and not jointly, to indemnify, defend and hold the Buyer and each Person, if any, who controls the Buyer within the meaning of Section 15 of the Securities Act of 1933 and
Section 20 of the Exchange Act, and their respective successors and assigns harmless from, against and with respect to all claims, liabilities, losses, damages, and expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred by the Buyer, arising out of or based upon (i) any misrepresentation or breach of any warranty made by the Sellers contained in this Agreement or in any certificate, instrument of transfer or other document or agreement executed by the Sellers in connection with this Agreement; (ii) any failure by the Sellers to perform or observe, in full, any covenant, agreement or condition to be performed or observed by them under this Agreement or under any certificates or other documents or agreements executed by the Sellers in connection with this Agreement; (iii) the ownership, condition or operations of the Mall, or any part thereof, prior to the Closing, including, but not limited to, claims of third parties against the Owner Partnership relating to events that occurred prior to the Closing, except insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any act or omission of Buyer, SFN or the Manager; or (iv) any omission or alleged omission to state in the Proxy Statement or any amendment or supplement thereto a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any untrue statement or omission or alleged untrue statement or omission which has been made therein or omitted therefrom in reliance upon and in conformity with information furnished by Buyer in writing to either Seller expressly for inclusion therein.
Notwithstanding anything to the contrary set forth in this
Article IX, in the event Sellers have an indemnity obligation under this Article IX, (a) Sellers' liability to indemnify Buyer shall be in proportion to their pro rata share of the Purchase Price; and (b) in no event shall the respective liability of each Seller under this Article IX exceed the portion of the Purchase Price actually received by such Seller pursuant to this Agreement.

     9.03 Indemnification by the Buyer. The Buyer hereby agrees to indemnify, defend and hold each Seller, and each Person, if any, who controls each Seller within the meaning of Section 15 of the Securities Act of 1933 and in Section 20 of the Exchange Act, and their respective successors and assigns harmless from, against and with respect to all claims, liabilities, losses, damages and expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred by such Seller, arising out of or based upon (i) any misrepresentation or breach of any warranty made by the Buyer contained in this Agreement or in any certificate, instrument of transfer or other document or agreement executed by the Buyer in connection with this Agreement; (ii) any failure by the Buyer to perform or observe, in full, any covenant, agreement or condition to be performed or observed by the Buyer under this Agreement or under any certificates or other documents or agreements executed by the Buyer in connection with this Agreement (subject, as to covenants and agreements of Buyer to be performed prior to the Closing, to the provisions of Section 10.02 limiting Sellers' remedy to liquidated damages of the Initial Deposit and the Closing Deposit, together with all interest thereon); (iii) the ownership, condition or operations of the Mall, or any part thereof, on or after the Closing, (iv) such Seller's having been a partner of the Owner Partnership to the extent such claims, liabilities, losses, damages and expenses relate to events occurring on or after the Closing; or (v) any omission or alleged omission to state in the Proxy Statement or any amendment or supplement thereto a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent such losses, claims, damages, liabilities or expenses arise out of or are based upon any untrue statement or omission or alleged untrue statement or omission which has been made in or omitted from the Proxy Statement or any amendment or supplement thereto in reliance upon and in conformity with information furnished by Buyer in writing to either Seller expressly for inclusion therein.

     9.04 Procedures; Exclusivity.

     (a) With respect to claims or demands by third parties, whenever a party indemnified pursuant to Section 9.02 or 9.03 (an "Indemnified Party") shall have received notice that such a claim or demand has been asserted or threatened, which, if true, would be subject to an indemnity under Section 9.02 or 9.03 hereof, the Indemnified Party shall as soon as reasonably possible, and in any event within 30 days of receipt of such notice, notify the party responsible for such indemnification (the "Indemnifying Party") of such claim or demand and of all relevant facts within its knowledge which relate thereto; provided, however, that the failure of the Indemnified Party to give timely notice hereunder shall not relieve the Indemnifying Party of its indemnification obligations under this Agreement unless, and only to the extent that, lack of notice causes the claims for which the Indemnifying Party is obligated to be greater than they would have been had the Indemnified Party been given timely notice hereunder or materially prejudices the ability of the Indemnifying Party to defend such claims. The Indemnifying Party shall then have the right, but not the obligation, to assume the defense of any such claim or demand. If the Indemnifying Party fails to assume the defense of any such claim or demand as soon as reasonably possible, or if the Indemnified Party reasonably determines that a conflict may arise in the defense of the Indemnified and Indemnifying Parties, then the Indemnified Party shall have the right to undertake the defense of any such claims or demands, at the expense of the Indemnifying Party, utilizing counsel selected by the Indemnified Party. If the Indemnified Party undertakes the defense of any such claims or demands pursuant to the immediately preceding sentence, the Indemnified Party shall give written notice to the Indemnifying Party of any settlement or compromise of any such claim or demand prior to the settlement or compromise thereof.

     (b) After the Closing, the indemnification provided for by this Article IX shall constitute the exclusive remedy of each party to this Agreement with respect to any matter which is subject to indemnification hereunder.

     9.05 Buyer's Conveyance Tax Indemnity. Buyer shall indemnify Sellers against, and hold Sellers harmless from, any and all conveyance, recording or similar taxes (collectively, a "Conveyance Tax"), and any interest, penalties or expenses related thereto, that may be levied or imposed by any state, county or municipal authority (a "Tax Authority") with respect to the transaction contemplated by this Agreement; provided, that Sellers shall pay one-quarter of any Conveyance Tax (but not interest, penalties or expenses related thereto to the extent such interest, penalties or expenses are due to any act of Buyer without fault by either Seller) levied or imposed by a Tax Authority within 60 days after the Closing Date.


                            ARTICLE X

               TERMINATION, DEFAULTS AND REMEDIES


     10.01     Termination.  This Agreement may be terminated:

     (a) by the Buyer or either Seller at any time after December 31, 1997; provided, that at Seller's request, if Buyer is able, using commercially reasonable efforts in good faith, to obtain an extension of the Commitment of Buyer's mortgage lender to January 15, 1998, such date shall be extended to January 15, 1998, time being of the essence as to such dates;

     (b)  by the mutual agreement of all parties at any time;

     (c) by Buyer, in accordance with Section 4.03(a)(i) or 4.05(a)(x);

     (d) by either Seller, in accordance with Section 7.06 or 7.07;

     (e) by Buyer or either Seller if any Governmental Authority shall have issued an order, decree, judgment or other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree or other action shall have become final and non-appealable; provided, that the party seeking to terminate shall have used its reasonable efforts to appeal such order, decree, ruling or other action unless such order, decree, ruling or other action was against or with respect to the non-terminating party, in which event no such reasonable efforts shall be required;

     (f) by Buyer if an insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting Eastern or Eastpoint shall be pending, or if Eastern or Eastpoint shall have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings;

     (g) by either Seller if an insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting Buyer shall be pending, or if Buyer shall have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings;

     (h) by either Seller or Buyer if a Majority-in-Interest of the Eastpoint Limited Partners do not approve this Agreement and the transactions contemplated hereby in accordance with the Eastpoint Partnership Agreement at the Eastpoint Special Meeting;

     (i) by either Seller in the event Sellers do not receive the fairness opinion described in Section 8.02(g)(i) by July 31, 1997, time being of the essence of such July 31, 1997 date; provided, that in the event that Sellers do not receive such fairness opinion by July 31, 1997, Sellers' right to terminate this Agreement must be exercised by written notice provided to Buyer on or before 7:00 p.m. on August 1, 1997, time being of the essence of such August 1, 1997 date;

     (j) by either Seller in the event Sellers do not receive the fairness opinion described in Section 8.02(g)(ii) on the date of the final Proxy Statement distributed to the Eastpoint Limited
Partners; or

     (k)  by either Seller in accordance with Section 4.05(c) or
(d).

Termination shall be upon two Business Days' written notice (except in the case of Section 4.05(d), in which case the termination date shall be on the Extension Date). In the event of such termination, this Agreement shall be abandoned without any liability or further obligation to any other party to this Agreement unless otherwise expressly stated herein. In the event of termination pursuant to Section 10.01(a) by either Seller (if either Seller is not ready, willing and able to close on the date it elects to terminate) or by Buyer (if Buyer is ready, willing and able to close on the date it elects to terminate), or Section 10.01(b), (c), (d), (e), (f), (h), (i), (j) or (k), or in the
event of any termination described in Section 4.03(b)(2) where Buyer is entitled to a return of the Initial Deposit and, if the Closing Deposit has then been paid to Escrow Agent, the Closing Deposit, in accordance with such Section 4.03(b)(2), then Buyer shall be entitled to the return of the Initial Deposit, together with all interest earned thereon, if any, and, if the Closing Deposit has then been paid to Escrow Agent, the Closing Deposit, together with all interest earned thereon, if any. In the event of termination pursuant to any other subsection of this Section 10.01, Sellers shall be entitled to receive the Initial Deposit, together with all interest earned thereon, if any, and, if the Closing Deposit has then been paid to Escrow Agent, the Closing Deposit, together with all interest earned thereon, if any. This
Section 10.01 shall not apply in the event the transactions contemplated by this Agreement are not consummated as a result of the failure or refusal of a party to consummate the transactions contemplated by this Agreement for any reason not otherwise permitted by this Agreement or a default under, or breach by Sellers or the Buyer of a representation, warranty or covenant of, this Agreement. In such event, the provisions of Section
10.02 shall apply.

     10.02 Default; Remedies. This Section shall apply in the event that a party fails or refuses to consummate the transactions contemplated by this Agreement for any reason not otherwise permitted by this Agreement or if any default under, or breach of any representation, warranty or covenant of, this Agreement on the part of a party (the "Defaulting Party") shall have occurred that results in the failure to consummate the transactions contemplated hereby. In such event, the non-Defaulting Party shall be entitled to (i) terminate this Agreement and receive the Initial Deposit, together with all interest earned thereon, if any, and, if the Closing Deposit has then been paid to Escrow Agent, the Closing Deposit, together with all interest earned thereon, if any, which, in the case of Sellers, shall be Sellers' sole and exclusive remedy and shall constitute liquidated damages for default by Buyer under, or any breach by Buyer of any representation, warranty or covenant of, this Agreement prior to the Closing, except for (x) any default by Buyer under, or any breach by Buyer of, Sections 7.08 or 7.06(d), Sellers' remedies for Buyer's default under or breach of such Sections 7.08 and 7.06(d) being governed by Section 7.08, and (y) any breach by Buyer of its obligations under Article XI, in the event of which breach Sellers shall have the remedies of a non-Defaulting Party set forth in clause (ii) of this Section 10.02, and (ii) if Buyer is the non-Defaulting Party, Buyer shall be entitled to seek and obtain specific performance pursuant to
Section 10.03, or Buyer shall be entitled to seek and either Seller (as a non-Defaulting Party in the event of a breach by Buyer of its obligations under Article XI) shall be entitled to seek and obtain money damages from the Defaulting Party plus its court costs and reasonable attorneys' fees in connection with the pursuit of its remedies hereunder; provided, that in no event shall either party be liable to the other for any consequential, indirect or punitive damages.

     10.03 Specific Performance. In the event that any Seller shall fail or refuse to consummate the transactions contemplated by this Agreement for any reason not otherwise permitted by this Agreement or if any default under, or breach of any representation, warranty or covenant of, this Agreement on the part of such Seller shall have occurred that results in the failure to consummate the transactions contemplated hereby, then in addition to the other remedies provided in this Article X, Buyer shall be entitled to obtain an order of specific performance thereof against such Seller from a court of competent jurisdiction, provided that Buyer files such a request with such court within 45 days after it becomes aware of such failure, refusal, default or breach. In addition, Buyer shall be entitled to obtain from such Seller court costs and reasonable attorneys' fees incurred by it in enforcing its rights hereunder. As a condition to seeking specific performance hereunder, the Buyer shall not be required to tender the Purchase Price but shall be ready, willing and able to do so.

     10.04 Survival. The terms of Sections 10.02 and 10.03 shall survive any termination of this Agreement.


                           ARTICLE XI

             POST-CLOSING COVENANTS AND ADJUSTMENTS


     11.01 Existence of Eastpoint. Eastpoint shall not dissolve for at least 60 days after the Closing Date, and will retain $500,000 of undistributed cash for at least such 60-day period. Provided that Eastpoint retains at least $500,000 for such 60-day period, Buyer agrees that under no circumstances will it seek to recover any amounts distributed by Eastpoint to its partners.

     11.02     Adjustment of Rents and Expenses.

     (a) At the Closing, Sellers and Buyer shall prorate, as of the Closing Date, (i) all base or fixed rents ("Basic Rents"),
(ii) any escalations or pass-throughs of operating expenses, taxes and other similar expenses ("Additional Rents"), (iii) any prepaid Basic Rents or Additional Rents received from all tenants and occupants of the Mall, (iv) any taxes, utilities, assessments and operating expenses of the Owner Partnership relating to the Mall and (v) the fees payable by the Owner Partnership to the Manager under the Management Agreement. To the extent the information necessary to determine the precise adjustments in accordance with the preceding sentence is not available as of the Closing Date, then the proration will be based on the prior period for which such information is available and will be subsequently adjusted when the information for such period becomes available.

     (b) Amounts payable by tenants and occupants of the Mall relating to sales made or gross receipts realized during the reporting year in which the Closing Date occurs ("Percentage Rents") shall not be adjusted at Closing but rather shall be adjusted within 30 days of receipt of such amounts from the applicable tenants of the Mall.

     (c) All prorations and adjustments made hereunder will be made based upon the number of days Sellers and Buyer own the Interests in the period to which the payment or billing relates, except that Percentage Rent shall be adjusted based upon sales in the respective period of ownership of the Interests. Unless the Closing occurs on the first day of a month, sales for the month in which the Closing occurs shall be further prorated based upon the number of days of Sellers' and Buyer's respective ownership of the Interests during such month.

     (d) In addition, 91 percent of (i) all Basic Rents, Additional Rents and Percentage Rents uncollected as of the Closing Date and owed by tenants and occupants of the Mall on the Closing Date for any period preceding the Closing Date, and (ii) any monies due under promissory notes owed by tenants or occupants of the Mall which are not included in clause (i) immediately preceding (collectively, the "Past Due Rent"), shall be reimbursed to Sellers by the Owner Partnership following the Owner Partnership's collection thereof (after the payment of the applicable management fees to Manager), provided that all Basic Rents, Additional Rents and Percentage Rents collected by the Owner Partnership following the Closing shall be applied first to the rents due and payable after Closing, and after all rents due after Closing have been paid, then to the month in which the Closing occurs (if not previously collected), and finally to the Past Due Rent; provided, however, that for purposes of the foregoing application, prepayments of Basic Rents, Additional Rents and Percentage Rents shall be applied to the immediately succeeding month prior to being applied to Past Due Rent. In addition, any payment specifically identified by a tenant as for a prior period shall be so applied. Notwithstanding anything to the contrary set forth in this paragraph (d), Buyer and Sellers acknowledge and agree that under the terms of the lease between Anchor Tenant Schottenstein Stores Corporation (doing business as Value City) and the Owner Partnership, Value City pays Basic Rent to the Owner Partnership 60 days in arrears, and that after the Closing Date the Owner Partnership shall be entitled to apply the Basic Rent payments it receives from Value City under such lease to the current month, notwithstanding any provision in such lease that such Basic Rent applies to an earlier period.

     (e) All Additional Rents collected by the Owner Partnership on and after the Closing Date which are not due and payable on the Closing Date shall be prorated based upon the number of days in the period to which the payment or billing therefor relates. For a period of nine months from the Closing Date, Buyer shall cause the Owner Partnership to use reasonable efforts (excluding retention of attorneys) to collect (but shall not be liable for the failure to so collect) (i) all Past Due Rent, and (ii) all Additional Rents on and after the Closing Date which are not due and payable on the Closing Date in the usual course of operation of the Mall, and 91 percent of any such amounts shall be paid to Eastern for the benefit of the Sellers within ten Business Days following the end of the month in which collection thereof occurred, after deducting the reasonable expenses incurred in connection with the collection thereof and the payment of applicable management fees to Manager. The Owner Partnership hereby assigns to Sellers all rights relating to all Basic Rents, Additional Rents and Percentage Rents which are owed by non-occupants of the Mall on the Closing Date for any period prior to the Closing Date, including the right to collect such rents and charges, with respect to which amounts no management fees shall be paid or payable to Manager, and there shall be no proration thereof between the parties except that upon receipt of any such amounts, Sellers shall remit nine percent thereof to SFN (after deducting from such amounts received the reasonable expenses incurred in connection with the collection thereof). The Owner Partnership has acknowledged agreement to the foregoing assignment by signing in the place indicated on the signature pages of this Agreement. If any such amounts are paid to the Owner Partnership after the Closing, Buyer shall cause the Owner Partnership to promptly remit 91 percent of such amounts to Eastern for the benefit of the Sellers.

     (f)  The obligation to make the adjustments covered by this
Section 11.02 shall continue through December 31, 1998 (the "Final Adjustment Date"); provided that either Seller, by notice given to Buyer on or prior to December 16, 1998, may extend such period at its discretion to any future Final Adjustment Date specified by such Seller; provided, further, that from time to time thereafter either Seller, by notice given to Buyer on or prior to any extended Final Adjustment Date, may further extend same to any future Final Adjustment Date specified by such Seller.

     11.03 Cooperation with respect to Tax Returns and Reports. Each party shall reasonably cooperate after the Closing
Date with respect to information required by the other parties hereto in connection with the filing of any federal, state or local property, sales, income, use, excise, franchise, employment, ad valorem or similar tax returns.

     11.04 Rights under Management Agreement. Buyer shall ensure that Sellers shall continue to have the rights set forth under Section 2.1(r) of the Management Agreement for a period of three years after the Closing Date.


                           ARTICLE XII

                          MISCELLANEOUS


     12.01 Notices. Any notices, consents or other communication required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by telegram or confirmed facsimile transmission or by registered or certified mail, postage prepaid, with return receipt requested, or by national overnight delivery service, addressed:

     if to Buyer, to:

          Shopco Advisory Corp.
          1250 Broadway
          New York, New York  10001
          Attn:     Roy Praver, Chairman
          Facsimile:  (212) 594-9425

     with a copy to:

          Kaye, Scholer, Fierman, Hays & Handler, LLP
          425 Park Avenue
          New York, New York  10022-3598
          Attn:     Bea Drechsler, Esq.
          Facsimile:  (212) 836-7156

     if to Eastpoint or Eastern, to:

          Eastern Avenue Inc.
          c/o Lehman Brothers Inc.
          3 World Financial Center, 29th Floor
          New York, New York  10285
          Attn:     Robert J. Hellman, President
          Facsimile:  (212) 528-9697

     with a copy to:

          Levett, Rockwood & Sanders Professional Corporation
          33 Riverside Avenue
          Westport, Connecticut  06880
          Attn:     John Sanders, Esq.
          Facsimile:  (203) 226-8025

or to such other address and/or to the attention of such other Person as any party hereto may designate by written notice to the other parties hereto. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the Person to whom such notice is given.

     12.02     Amendments; No Waivers.

     (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Sellers, or in the case of a waiver, by Buyer if such waiver is sought to be enforced against Buyer or by Sellers if such waiver is sought to be enforced against Sellers.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof, nor any abandonment or discontinuance of steps to enforce any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     12.03     Expenses; Attorneys' Fees.

     (a) Subject to Section 12.03(b), and except as otherwise expressly set forth in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     (b) In any litigation between the parties arising out of this Agreement, the losing party shall pay to the prevailing party all reasonable expenses and court costs (including, but not limited to, reasonable attorneys' fees and disbursements) incurred by the prevailing party. A party shall be considered the prevailing party if:

          (i) it initiated the litigation and substantially obtains the relief it sought, either through a judgment or the losing party's voluntary action before trial or judgment;

          (ii) the other party withdraws its action without substantially obtaining the relief it sought; or

          (iii) it did not initiate the litigation and judgment is entered for either party, but without substantially granting the relief sought.

     12.04 Successors and Assigns; No Third Party Beneficiaries. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that Sellers may not assign, delegate or otherwise transfer any of their respective rights or obligations under this Agreement without the consent of Buyer, and Buyer may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of Sellers, except as set forth in Section 2.01. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no Person shall be regarded as a third-party beneficiary of this Agreement.

     12.05 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

     12.06 Submission to Jurisdiction; Agent for Service of Process. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the United States of America located in the Borough of Manhattan, New York, New York, for any actions, suits or proceedings arising out of or relating to this Agreement (and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its address as set forth above shall be effective service of process for any action, suit or proceeding brought against such party in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the courts of the United States of America located in the Borough of Manhattan, New York, New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto hereby waive any right to a jury trial in any action, suit or proceeding arising out of the subject matter hereof.

     12.07 Severability. In the event that any provision of this Agreement or the application hereof to any person, entity, property or circumstances shall be held to any extent to be invalid or unenforceable, the remainder of this Agreement, and the application of such provision to persons, entities, properties or circumstances other than those as to which it has been held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     12.08 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     12.09 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement.

     12.10 Headings. The Article, Section and Exhibit headings and the table of contents herein are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. Except as otherwise provided in this Agreement, all references in this Agreement to designated Articles, Sections, Exhibits and other subdivisions are to designated Articles, Sections, Exhibits or other subdivisions of this Agreement, and, except as the context otherwise requires, the terms "hereof," "herein" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.

     12.11 No Brokers. Sellers and Buyer acknowledge that this Agreement was brought about by direct negotiation among the parties to this Agreement and represent that neither Sellers nor Buyer know of any investment banker, broker, finder or agent entitled to a commission, finder's fee or like compensation in connection with this transaction. Sellers and Buyer shall indemnify and defend each other against any costs, claims or expenses (including, but not limited to, reasonable attorneys' fees and disbursements) arising out of the breach of their respective representations in this paragraph. The representations and obligations under this paragraph shall survive for 60 days after the Closing.

     12.12 Liability of Sellers. The liability of the Sellers hereunder shall be several and not joint, in proportion to their pro rata share of the Purchase Price.

     12.13 Exculpation. This Agreement and all documents, agreements, understandings and arrangements relating to the transactions contemplated hereby have been or will be executed or entered into on behalf of Buyer and each Seller by the undersigned, in their respective capacities as a partner or officer of such entity, and neither the partners, directors, officers nor shareholders of any of Buyer or the Sellers shall be bound or have any personal liability hereunder or thereafter. Buyer shall look solely to the assets of Sellers for satisfaction of any liability of Sellers in respect hereof, and all documents, agreements, understandings and arrangements relating hereto, and will not seek recourse or commence any action against any of the partners, directors, officers, shareholders or employees of any of the Sellers or any of their personal assets for the performance or payment of any obligation of any of the Sellers hereunder or thereunder. Sellers shall look solely to the assets of Buyer for satisfaction of any liability of Buyer in respect hereof, and all documents, agreements, understandings and arrangements relating hereto, and will not seek recourse or commence any action against any of the partners or employees of Buyer or any of their personal assets for the performance or payment of any obligation of any of the Sellers hereunder or thereunder. The foregoing shall also apply to any future documents, agreements, understandings, arrangements and transactions hereunder between Buyer and Sellers.

     12.14 Interest on Deposits. The party that receives the Initial Deposit and/or the Closing Deposit (together with the interest thereon) in accordance with this Agreement shall be responsible for any income tax liability arising out of the interest accrued on the Initial Deposit and/or the Closing Deposit, which shall be paid by the party receiving such deposits in accordance with the provisions of the Escrow Agreement. This
Section 12.14 shall survive any termination of this Agreement.

     12.15 Interpretation. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

     12.16 References to Time. All references to time in this Agreement shall mean New York City time.



       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                   SHOPCO ADVISORY CORP.



                                   By:  /s/ Roy Praver
                                   Name:    Roy Praver
                                   Title:     Chairman


                                   EASTPOINT MALL LIMITED
                                   PARTNERSHIP

                                   By:  EASTERN AVENUE INC.
                                   Its: General Partner


                                   By:  /s/ Robert J. Hellman
                                   Name:    Robert J. Hellman
                                   Title:    President


                                   EASTERN AVENUE INC.


                                   By:  /s/ Robert J. Hellman
                                   Name:    Robert J. Hellman
                                   Title:    President
                                   With respect to Section 11.02
                                   of this Agreement only:

                                   EASTPOINT PARTNERS, L.P.

                                   By:  EASTPOINT MALL LIMITED
                                        PARTNERSHIP
                                   Its: Managing General Partner

                                   By:  EASTERN AVENUE INC.
                                   Its: General Partner


                                   By:    /s/ Robert J. Hellman
                                   Name:      Robert J. Hellman
                                   Title:    President